UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 C

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Oxford Immunotec Global PLC

(Name of Registrant as Specified In Its Charter)

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Oxford Immunotec Global PLC

94C Innovation Drive, Milton Park

Abingdon, Oxfordshire OX14 4RZ, U.K.

Registered Company No. 08654254

April 30, 2019

Dear Oxford Immunotec Global PLC Shareholder:

On behalf of the Board of Directors of Oxford Immunotec Global PLC, you are cordially invited to attend our 2019 annual general meeting of shareholders (the “Meeting”) on Tuesday, June 18, 2019, at 11:00 a.m., London time (6:00 a.m., New York time), at Milton Park Innovation Centre, Thames Room, 99 Park Drive, Milton Park, Abingdon, OX14 4RY.

The resolutions on which you can vote, our reasons for proposing the resolutions and details of the arrangements we have made for the Meeting are set out on the following pages. Additionally, at the Meeting, our Board of Directors will present our U.K. statutory annual accounts and reports for the period January 1, 2018 through December 31, 2018. You will have the opportunity to review the accounts and reports and raise questions in relation to them. Other than the resolutions and the presentment of the U.K. statutory annual accounts and reports, we are not aware of any other business to be conducted at the Meeting.

It is important that your shares be represented and voted at the Meeting. If you are a shareholder of record, please vote as soon as possible by completing and mailing the enclosed proxy card. If you decide to attend the Meeting, you will be able to vote in person even if you have previously submitted your proxy. If you hold shares through a bank or broker, or indirectly in a savings plan, please refer to “Questions and Answers About Voting” in the attached proxy statement for further information about voting your shares.

Thank you for your continued support of Oxford Immunotec Global PLC. We appreciate your ongoing interest in our business, and we hope you will be able to attend the Meeting.

Sincerely,

/s/ Richard A. Sandberg

Richard A. Sandberg

Chairman of the Board of Directors

Oxford Immunotec Global PLC

94C Innovation Drive, Milton Park

Abingdon, Oxfordshire OX14 4RZ, U.K.

Registered Company No. 08654254

Notice of 2019 Annual General Meeting of Shareholders to be held June 18, 2019

Oxford Immunotec Global PLC, a public limited company incorporated under the laws of England and Wales (the “Company,” “we,” “us” and “our”), will hold its 2019 annual general meeting of shareholders (the “Meeting”) on June 18, 2019, at 11:00 a.m., London time (6:00 a.m., New York time), at Milton Park Innovation Centre, Thames Room, 99 Park Drive, Milton Park, Abingdon, OX14 4RY. The items of business are to consider and vote on the following:

Ordinary resolutions

1.     To elect Richard A. Sandberg as a class III director for a term to expire at the 2022 annual general meeting of shareholders;

2.     To elect Andrew Scott Walton as a class III director for a term to expire at the 2022 annual general meeting of shareholders;

3.     To elect Peter Wrighton-Smith as a class III director for a term to expire at the 2022 annual general meeting of shareholders;

4.     To ratify the Audit Committee’s appointment of Ernst & Young LLP, the U.S. member firm of Ernst & Young Global Limited, as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2019;

5.     To re-appoint the U.K. member firm of Ernst & Young Global Limited, Ernst & Young LLP, as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next annual general meeting of shareholders at which the U.K. statutory accounts and reports are presented;

6.     To authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration for the fiscal year ending December 31, 2019;

7.     To receive the U.K. statutory annual accounts and reports for the fiscal year ended December 31, 2018;

8.     To receive and approve our U.K. statutory annual directors’ remuneration report for the year ended December 31, 2018, which is set forth as Annex A to this proxy statement;

9.     To approve, on a non-binding, advisory basis, the compensation paid to the named executive officers of the Company as disclosed in the section of this proxy statement titled “Executive Compensation”;

10.   To approve, on a non-binding, advisory basis, the frequency of future advisory votes to approve the compensation paid to the named executive officers of the Company;

11.    To (i) approve the terms of the proposed purchase agreement or agreements providing for the purchase by the Company of our ordinary shares in the aggregate amount of up to $100,000,000 from one or more financial intermediaries and (ii) authorize the Company to make off-market purchases of its ordinary shares pursuant to such agreement or agreements, the full text of which can be found in “Annex B” to this proxy statement. The authority conferred by “Proposal 11” will, unless varied, revoked or renewed by the shareholders or discontinued by the Board of Directors prior to such time, expire five years after the date of the passing of this resolution;

12.    To resolve that our Board of Directors be generally and unconditionally authorized to exercise all powers of the Company to allot ordinary shares of the Company or grant rights to subscribe for, or to convert any security into, ordinary shares up to an aggregate nominal amount of £59,503 representing 33% of the nominal value of the issued share capital of the Company as of April 22, 2019; and

Special resolutions

13.    To approve the general disapplication of pre-emption rights with respect to the allotment of ordinary shares and rights over ordinary shares referred to in Proposal 12, the full text of which can be found in “Proposal 13” of this proxy statement.

We are not aware of any other business to come before the Meeting. Please refer to the attached proxy statement for detailed information on each of the proposals identified above.

Proposals 1 through 12 will be proposed as ordinary resolutions, which means that, assuming a quorum is present, each such proposal will be approved if the number of votes cast in favor exceed the number of votes cast against such proposal. Proposal 13 will be proposed as a special resolution, which means that, assuming a quorum is present, the resolution will be approved if shareholders holding at least 75% in nominal value of the outstanding shares entitled to vote for or against the resolution present in person or by proxy at the Meeting vote in favor of the resolution.

The result of the shareholder vote on the following ordinary resolutions will not require our Board of Directors to take any action:

●	proposal 7 regarding receipt of our U.K. statutory annual accounts and reports for the year ended December 31, 2018;
●	proposal 8 regarding receipt and approval of our U.K. statutory annual directors’ remuneration report for the year ended December 31, 2018;
●	proposal 9 regarding approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers; and
●	proposal 10 regarding approval, on a non-binding, advisory basis, the frequency of future advisory votes to approve the compensation paid to our named executive officers.

Our Board of Directors values the opinions of our shareholders as expressed through such votes and will carefully consider the outcome of the votes on proposals 7, 8, 9 and 10.

Only shareholders of record of our ordinary shares as of the close of business in New York City on April 22, 2019 are entitled to notice of and to vote at the Meeting and at any adjournment or postponement of the Meeting. A list of the shareholders entitled to vote at the Meeting is available at the Company’s registered office. In accordance with the provisions in the U.K. Companies Act 2006 and our Articles of Association, a shareholder of record is entitled to appoint another person as his or her proxy to exercise all or any of his or her rights to attend and to speak and vote at the Meeting and to appoint more than one proxy in relation to the Meeting (provided that each proxy is appointed to exercise the rights attached to a different share or shares held by him or her). Such proxy need not be a shareholder of record.

Pursuant to Chapter 5 of Part 16 of the U.K. Companies Act 2006 (sections 527 to 531), if a shareholder or group of shareholders meeting the qualification criteria set out in section 527 request that a matter be raised at the Meeting relating to the audit of the Company’s U.K. statutory annual accounts and reports (including the auditor’s report and the conduct of the audit), we will publish the matter so requested on our website. Such request may either be stated in full or, if made in support of another shareholder’s statement, must clearly identify the statement that is being supported. Further, the request must be authenticated by the shareholder or shareholders making such request and the request must be received by us at least one week before the Meeting.

If we are required to publish such a statement, we will not require the requesting shareholder or shareholders to pay any expenses we incur in complying with the request. We will forward the statement to our U.K. statutory auditors at the same time as or before the statement is made available on our website and we may address the statement at the Meeting.

The results of any polls taken on the resolutions at the Meeting and any other information required by the U.K. Companies Act 2006 will be made available on our website as soon as reasonably practicable following the Meeting and for the required period thereafter.

Your Vote is Important. Whether or not you plan to attend the Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the Meeting and to vote your shares in person. The proxy statement explains proxy voting and the matters to be voted on in more detail. Please read the proxy statement carefully. For specific information regarding the voting of your ordinary shares, please refer to the section of this proxy statement titled “Questions and Answers About Voting.”

Sincerely,

/s/ Matthew T E McLaughlin

Matthew T E McLaughlin

Chief Financial Officer

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING	1
ELECTION OF DIRECTORS	9
PROPOSAL 1 – ELECTION OF RICHARD A. SANDBERG TO THE BOARD OF DIRECTORS AS A CLASS III DIRECTOR	10
PROPOSAL 2 – ELECTION OF ANDREW SCOTT WALTON TO THE BOARD OF DIRECTORS AS A CLASS III DIRECTOR	11
PROPOSAL 3 – ELECTION OF PETER WRIGHTON-SMITH TO THE BOARD OF DIRECTORS AS A CLASS III DIRECTOR	12
PROPOSAL 4 – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, THE U.S. MEMBER FIRM OF ERNST & YOUNG GLOBAL LIMITED AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019	13
PROPOSAL 5 – APPROVAL OF THE RE-APPOINTMENT OF THE U.K. MEMBER FIRM OF ERNST & YOUNG GLOBAL LIMITED, ERNST & YOUNG LLP, AS OUR U.K. STATUTORY AUDITORS UNDER THE U.K. COMPANIES ACT 2006, TO HOLD OFFICE UNTIL THE CONCLUSION OF THE NEXT GENERAL MEETING AT WHICH THE U.K. STATUTORY ACCOUNTS ARE PRESENTED	13
PROPOSAL 6 - AUTHORIZATION FOR THE AUDIT COMMITTEE TO DETERMINE THE U.K. STATUTORY AUDITORS’ REMUNERATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019	13
PROPOSAL 7 - RESOLUTION TO RECEIVE THE COMPANY’S U.K. STATUTORY ANNUAL ACCOUNTS AND REPORTS	15
PROPOSAL 8 - APPROVAL OF OUR U.K. STATUTORY DIRECTORS’ ANNUAL REPORT ON REMUNERATION	16
PROPOSAL 9 – APPROVAL, ON A NON-BINDING, ADVISORY BASIS, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS	17
PROPOSAL 10 – APPROVAL, ON A NON-BINDING, ADVISORY BASIS, THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS	19
PROPOSAL 11 – APPROVAL OF SHARE REPURCHASE PROGRAM	21
PROPOSALS 12 and 13 – AUTHORIZATION OF ALLOTMENT OF SHARES AND DISAPPLICATION OF PRE-EMPTION RIGHTS	22
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	23
EXECUTIVE OFFICERS OF THE COMPANY	35
EXECUTIVE COMPENSATION	36
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	58
TRANSACTIONS WITH RELATED PERSONS	58
AUDIT COMMITTEE REPORT	59
ADDITIONAL INFORMATION	61

v

OXFORD IMMUNOTEC GLOBAL PLC

94C Innovation Drive, Milton Park

Abingdon, Oxfordshire OX14 4RZ, U.K.

Registered Company No. 08654254

PROXY STATEMENT FOR THE 2019 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 18, 2019

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Oxford Immunotec Global PLC (referred to herein as the “Company”, “Group” “we”, “us” or “our”) is soliciting your proxy to vote at our annual general meeting of shareholders (the “Meeting”) to be held on Tuesday, June 18, 2019, at 11:00 a.m., London time (6:00 a.m., New York time), at Milton Park Innovation Centre, Thames Room, 99 Park Drive, Milton Park, Abingdon, OX14 4RY.

●	This proxy statement summarizes information about the proposals to be considered at the Meeting and other information you may find useful in determining how to vote.

●	The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be covered by us.

We are mailing the notice of the 2019 annual general meeting, this proxy statement and the proxy card to our shareholders of record as of April 22, 2019 (the “Record Date”) for the first time on or about May 9, 2019. In this mailing, we are also including our Annual Report on Form 10-K (“Form 10-K”) for the year ended December 31, 2018, which Form 10-K constitutes our 2018 Annual Report to Shareholders (“2018 Annual Report”). In addition, we have provided brokers, dealers, bankers, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the 2018 Annual Report so that our record holders can supply these materials to the beneficial owners of our ordinary shares as of the Record Date.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 18, 2019

Our 2018 Annual Report, notice of 2019 annual general meeting, proxy statement and proxy card are available in the “Corporate Governance” section of our website at http://investor.oxfordimmunotec.com.

QUESTIONS AND ANSWERS ABOUT VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the Meeting, including at any adjournments or postponements of the Meeting. You are invited to attend the Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below under “How do I vote my shares?” to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about May 9, 2019 to all shareholders of record entitled to vote at the Meeting.

Who can vote at the Meeting?

Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Meeting. At the close of business on April 22, 2019, there were 26,623,057 ordinary shares issued and outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent, Computershare Trust Company, N.A., then you are the shareholder of record. As a shareholder of record, you may vote in person at the Meeting or vote by proxy. Whether or not you plan to attend the Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Meeting unless you request and obtain a valid proxy card from your broker or agent.

A complete list of shareholders of record entitled to vote will be open to examination by any shareholder for any purpose relating to the Meeting for a period of 10 days before the Meeting at our offices in Abingdon, Oxfordshire during ordinary business hours. Such list shall also be open to the examination of any shareholder present at the Meeting.

What are the requirements to elect the directors and approve each of the proposals?

You may cast your vote for or against proposals 1 through 13 or abstain from voting your shares on one or more of these proposals.

Proposals 1 through 12 will be proposed as ordinary resolutions, which means that, assuming a quorum is present, each such proposal will be approved if the number of votes cast in favor exceed the number of votes cast against such proposal. For example, a nominee for director will be elected to the Board of Directors if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election.

Proposal 13 will be proposed as a special resolution, which means that, assuming a quorum is present, the proposal will be approved if shareholders holding at least 75% in nominal value of the outstanding shares entitled to vote for or against the proposal present in person or by proxy at the Meeting vote in favor of the proposal.

The result of the shareholder vote on the following ordinary resolutions will not require our Board of Directors to take any action:

●	Proposal 7, regarding receipt of our U.K. statutory annual accounts and reports for the year ended December 31, 2018;
●	Proposal 8, regarding receipt and approval of our U.K. statutory annual directors’ remuneration report for the year ended December 31, 2018;
●	Proposal 9, regarding approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers; and
●	Proposal 10, regarding approval, on a non-binding, advisory basis, the frequency of future advisory votes to approve the compensation paid to our named executive officers.

Our Board of Directors values the opinions of our shareholders as expressed through such votes and will carefully consider the outcome of the shareholder votes on proposals 7, 8, 9 and 10.

What are the voting recommendations of our Board of Directors regarding the election of directors and other proposals?

The following table summarizes the items that will be brought for a vote of our shareholders at the Meeting, along with the Board of Directors’ voting recommendations.

Proposal	Description of Proposal	Board of Directors’ Recommendation
1	Election of Richard A. Sandberg as a class III director to serve for a term to expire at the 2022 annual general meeting of shareholders and until his successor has been elected and qualified.	FOR

2	Election of Andrew Scott Walton as a class III director to serve for a term to expire at the 2022 annual general meeting of shareholders and until his successor has been elected and qualified.	FOR

3	Election of Peter Wrighton-Smith as a class III director to serve for a term to expire at the 2022 annual general meeting of shareholders and until his successor has been elected and qualified.	FOR

4

Ratification of the Audit Committee’s appointment of Ernst & Young LLP, the U.S. member firm of Ernst & Young Global Limited, as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2019.

FOR

5

Approval of the re-appointment of the U.K. member firm of Ernst & Young Global Limited, Ernst & Young LLP, as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next general meeting of shareholders at which the U.K. statutory accounts and reports are presented.

FOR

6	Authorization for the Audit Committee to determine our U.K. statutory auditors’ remuneration for the fiscal year ending December 31, 2019.	FOR

7	To receive the U.K. statutory annual accounts and reports for the fiscal year ended December 31, 2018.	FOR

8	Approval of our U.K. statutory directors’ annual report on remuneration, for the year ended December 31, 2018, which is set forth in Annex A to this proxy statement.	FOR

9	Approval on a non-binding, advisory basis, of the compensation paid to the named executive officers of the Company as disclosed in the section of this proxy statement titled “Executive Compensation”.	FOR

10	Approval on a non-binding, advisory basis, the frequency of future advisory votes to approve the compensation paid to our named executive officers.	FOR

11	Approval of the Repurchase Program by authorizing the Company to make off-market purchases of shares pursuant to a purchase agreement or agreements.	FOR

12	Authorization of our Board of Directors to allot ordinary shares, the full text of which can be found in “Proposal 12.”	FOR

13

Approval of the general disapplication of pre-emption rights with respect to the allotment of ordinary shares and rights over ordinary shares referred to in Proposal 12, the full text of which can be found in “Proposal 13” of this proxy statement.

FOR

What constitutes a quorum?

For the purposes of the Meeting, a quorum is present if members holding at least one-third of the outstanding shares of the Company and entitled to vote are present in person or by proxy.

How do I vote my shares?

If you hold shares in “street name,” you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or via the Internet to your broker, bank or other nominee, or request and return a paper proxy card to your broker, bank or other nominee. We will distribute written ballots to anyone who wants to vote in person at the Meeting. If you hold shares in “street name” and wish to vote at the Meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election of the Meeting with your ballot.

If you are a “shareholder of record,” you may appoint a proxy to vote on your behalf using any of the following methods:

●	By completing and signing the proxy card and returning it in the prepaid envelope provided; or

●	By written ballot at the Meeting.

If you properly give instructions as to your proxy appointment by executing and returning a paper proxy card, and your proxy appointment is not subsequently revoked, your shares will be voted in accordance with your instructions.

How will my shares be voted if I do not specify how they should be voted?

If you sign and send your proxy card but do not indicate how you want your shares to be voted, your shares will be voted by the persons appointed as proxies in accordance with the recommendations of our Board of Directors.

Can I change my vote or revoke a proxy?

A shareholder of record can change or revoke his or her proxy before the time of voting at the Meeting in several ways by:

(1)	mailing a revised proxy card dated later than the prior proxy card;

(2)	voting in person at the Meeting; or

(3)	notifying our Company Secretary in writing that you are revoking your proxy. Your revocation must be received before the Meeting to be effective.

If you hold shares in “street name,” you may change or revoke your voting instructions by contacting the broker, bank or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the Meeting as described above under “How do I vote my shares?” See also “What if I plan to attend the Meeting?”

Who counts the votes?

Computershare Trust Company, N.A. (“Computershare”) has been engaged as our independent agent to tabulate shareholder votes. If you are a shareholder of record, your executed proxy card is returned directly to Computershare for tabulation. If you hold your shares through a broker, your broker will return one proxy card to Computershare on behalf of all of its clients.

How are votes counted?

Votes will be counted by Computershare, who will separately count “for” and “against” votes, abstentions and broker non-votes. In addition, with respect to the election of directors, Computershare will count the number of “withheld” votes received for the nominees. If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are ‘broker non-votes?’” and “Which ballot measures are considered ‘routine’ and ‘non-routine’?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in “street name,” the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of ordinary shares indicates on a proxy form that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, you must instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which proposals are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP, the U.S. member firm of Ernst & Young Global Limited, as our U.S. independent registered public accounting firm in proposal 4 and approval of the re-appointment of the U.K. member firm of Ernst & Young Global Limited, Ernst & Young LLP as our U.K. statutory auditors in proposal 5 are considered routine under applicable rules. Therefore, broker non-votes are not expected to be submitted in connection with that proposal. The other proposals are non-routine and broker non-votes may be submitted with respect to them.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of the ordinary shares you own as of the Record Date.

What if I plan to attend the Meeting?

Attendance at the Meeting will be limited to shareholders as of the Record Date. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding shares in “street name” through brokerage accounts or by a bank or other nominee are required to show a brokerage statement or account statement reflecting share ownership as of the Record Date in order to obtain admittance to the Meeting.

How do you solicit proxies?

We will solicit proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies may be supplemented by additional mail communications and by telephone, e-mail, Internet and personal solicitation by our directors, officers or other employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other employees for their proxy solicitation efforts. We also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in sending these materials to shareholders who hold shares in street name.

What do I do if I receive more than one notice or proxy card?

If you hold your shares in more than one account, you will receive a notice or proxy card for each account. To ensure that all of your shares are voted, please sign, date and return all proxy cards or use each proxy card or notice to vote by telephone or via the Internet. Please be sure to vote all of your shares.

Will there be any other business conducted at the Meeting?

No. In accordance with our Articles of Association, no matters other than proposals 1 through 13 may be presented at this Meeting. We have not been notified of, and our Board of Directors is not aware of, any other matters to be presented for action at the Meeting.

Who is the transfer agent?

As noted above, our transfer agent is Computershare. All communications concerning shareholder of record accounts, including address changes, name changes, share transfer requirements and similar issues can be handled by contacting our transfer agent at +1-855-895-7224 (within the U.S., U.S. Territories and Canada), +1-732-491-0756 (outside the U.S., U.S. Territories and Canada), or in writing by regular mail to Computershare, P.O. Box 43001, Providence, RI 02940-3001 USA or by overnight mail to Computershare, 250 Royall Street, Canton, MA 02021, USA.

How can I find out the results of the voting at the Meeting?

Voting results will be announced by the filing of a current report on Form 8-K within four business days after the Meeting. If final voting results are unavailable at that time, we will file an amended current report on Form 8-K within four business days of the day the final results are available.

Directions to Meeting

Directions to our Meeting, to be held at Milton Park Innovation Centre, Thames Room, 99 Park Drive, Milton Park, Abingdon, OX14 4RY can be found on our website http://investor.oxfordimmunotec.com in the Corporate Governance folder.

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine seated directors, divided into the following three classes:

●	Class I directors: Patrick J. Balthrop, Sr., Patricia Randall and Herm Rosenman whose current terms will expire at the 2020 annual general meeting of shareholders;
●	Class II directors: Ronald A. Andrews, Jr., Mark Klausner and James R. Tobin whose current terms will expire at the 2021 annual general meeting of shareholders;
●	Class III directors: A. Scott Walton, Richard A. Sandberg and Dr. Peter Wrighton-Smith whose current terms will expire at the Meeting.

Each class has a three-year term. At each annual general meeting of shareholders, directors whose terms will then expire (or their successors, if such directors are not nominated for re-election) will be elected to serve for a three year term.

Messrs. Walton, Sandberg and Dr. Wrighton-Smith have been nominated for re-election as class III directors. No other nominees for class III directors have been presented. If elected, Messrs. Walton, Sandberg and Dr. Wrighton-Smith will hold office from the date of his election until the 2022 annual general meeting of shareholders and until his successor is elected and has been qualified, or until his earlier death, resignation or removal.

In connection with proposals 1 - 3, we set forth the biographical information for each of the nominees to our Board of Directors. For biographical information for the class I and class II directors not subject to re-election at the Meeting, see the section of this proxy statement titled “Board of Directors and Corporate Governance.”

PROPOSAL 1 – ELECTION OF RICHARD A. SANDBERG TO THE BOARD OF DIRECTORS AS A CLASS III DIRECTOR

Richard A. Sandberg is currently a member of our Board of Directors and has been nominated for re-election as a class III director. If elected, he will hold office from the date of his election until the 2022 annual general meeting of shareholders and until his successor is elected and has been qualified, or until his earlier death, resignation or removal. Mr. Sandberg has agreed to serve if elected, and we have no reason to believe that he will be unable to serve.

Mr. Sandberg, 76, is the Chairman of our Board of Directors, a position he has held since 2008. He has played a principal role in starting and building a number of medical diagnostic companies including that of founder, chairman, chief executive officer, and chief financial officer of DIANON Systems Inc., a publicly traded oncology diagnostics company that was a pioneer in marketing new diagnostic technologies as a service rather than a product offering. He also served as chairman and chief financial officer of Lifecodes Corporation, a pioneer in DNA testing technology; chief financial officer and director of Matritech Inc., a publicly traded biotechnology company specializing in proteomic diagnostic products for the early detection of a variety of cancers; and as chief financial officer of Critical Diagnostics, Inc., a company specializing in developing new diagnostic tests for cardiology. He has also served as a director of North American Scientific Inc., a publicly held developer and marketer of radiation therapy products and systems for treating breast and prostate cancer, from 2005 to 2009 and as a director of Ethan Allen Interiors Inc., an international manufacturer and retailer of fine home furnishings, from 2003 to 2009. He continues to serve as Chairman, director and/or executive officer of multiple privately-held healthcare companies. Mr. Sandberg earned his bachelor’s degree in Business from Northwestern University and his Master of Business Administration from Harvard Business School.

Based on his extensive experience as a senior executive and director of numerous public and private companies in the healthcare sector, the Nominating Committee of our Board of Directors concluded that Mr. Sandberg is qualified to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF RICHARD A. SANDBERG TO THE BOARD OF DIRECTORS AS A CLASS III DIRECTOR

PROPOSAL 2 – ELECTION OF ANDREW SCOTT WALTON TO THE BOARD OF DIRECTORS AS A CLASS III DIRECTOR

Andrew Scott Walton is currently a member of our Board of Directors and has been nominated for re-election as a class III director. If elected, he will hold office from the date of his election until the 2022 annual general meeting of shareholders and until his successor is elected and has been qualified, or until his earlier death, resignation or removal. Mr. Walton has agreed to serve if elected, and we have no reason to believe that he will be unable to serve.

Mr. Walton, 52, is a Director, having been elected in 2015. He served as chief executive officer of Inform Diagnostics (formerly known as Miraca Life Sciences), the largest independent anatomic pathology provider in the United States, from November 2017 until July of 2018. From 2012 to 2017, Mr. Walton served as president and chief executive officer of Ameritox, a company that offers laboratory testing and practice management tools to help clinicians coordinate and optimize the care of chronic pain and behavioral health patients. Prior to joining Ameritox, from 2005 to 2012, he held senior leadership positions within Laboratory Corporation of America, most recently serving as executive vice president of the esoteric testing businesses, and as a member of LabCorp’s five person executive committee. Prior to this, Mr. Walton led LabCorp’s strategic planning and merger & acquisition activities, and also served as the company’s chief information officer. Earlier in his career, he held management consultant positions with PricewaterhouseCoopers, KPMG and Ernst & Young where he focused on the healthcare market. Mr. Walton earned his bachelor’s degree from Yale University and his Master of Business Administration from Harvard Business School.

Based on his extensive experience as a senior executive in the healthcare industry, the Nominating Committee of our Board of Directors concluded that Mr. Walton is qualified to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF ANDREW SCOTT WALTON TO THE BOARD OF DIRECTORS AS A CLASS III DIRECTOR

PROPOSAL 3 – ELECTION OF PETER WRIGHTON-SMITH TO THE BOARD OF DIRECTORS AS A CLASS III DIRECTOR

Dr. Peter Wrighton-Smith is currently a member of our Board of Directors and has been nominated for re-election as a class III director. If elected, he will hold office from the date of his election until the 2022 annual general meeting of shareholders and until his successor is elected and has been qualified, or until his earlier death, resignation or removal. Dr. Wrighton-Smith has agreed to serve if elected, and we have no reason to believe that he will be unable to serve.

Dr. Wrighton-Smith, 44, is our Chief Executive Officer and a Director. He has held both positions since founding Oxford Immunotec in 2002. Before founding Oxford Immunotec, Dr. Wrighton-Smith held senior positions with PowderJect Pharmaceuticals PLC, including as managing director of PowderJect Diagnostics Ltd., a subsidiary of PowderJect engaged in the development of cellular immune-based diagnostics. He is presently a member of the Board of Directors of Inivata Limited, a privately held company in clinical cancer genomics. He earned his master’s degree in Engineering, Economics and Management, and his doctorate in Medical Engineering from Oxford University.

Based on his extensive experience as our Chief Executive Officer, the Nominating Committee of our Board of Directors concluded that Dr. Wrighton-Smith is qualified to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF PETER WRIGHTON-SMITH TO THE BOARD OF DIRECTORS AS A CLASS III DIRECTOR

PROPOSAL 4 – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, THE U.S. MEMBER FIRM OF ERNST & YOUNG GLOBAL LIMITED AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019

PROPOSAL 5 – APPROVAL OF THE RE-APPOINTMENT OF THE U.K. MEMBER FIRM OF ERNST & YOUNG GLOBAL LIMITED, ERNST & YOUNG LLP, AS OUR U.K. STATUTORY AUDITORS UNDER THE U.K. COMPANIES ACT 2006, TO HOLD OFFICE UNTIL THE CONCLUSION OF THE NEXT GENERAL MEETING AT WHICH THE U.K. STATUTORY ACCOUNTS ARE PRESENTED

PROPOSAL 6 - AUTHORIZATION FOR THE AUDIT COMMITTEE TO DETERMINE THE U.K. STATUTORY AUDITORS’ REMUNERATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019

The Audit Committee is responsible for the selection, appointment and negotiation of the remuneration of our U.S. independent registered public accounting firm and our U.K. statutory auditors. The Audit Committee has approved the appointment of Ernst & Young Global Limited’s U.S. member firm, Ernst & Young LLP (“E&Y (U.S.) LLP”) as our principal auditors and U.S. independent registered public accounting firm and the appointment of Ernst & Young Global Limited’s U.K. member firm, Ernst & Young LLP (“E&Y (U.K.) LLP”) as our U.K. statutory auditor for our fiscal year ending December 31, 2019. E&Y (U.K.) LLP has served as our U.K. statutory auditors under the U.K. Companies Act 2006 since our registration as a public limited company on August 16, 2013. Although current laws, rules and regulations, as well as the charter of the Audit Committee, require our independent auditors to be selected and supervised by the Audit Committee, the Board of Directors considers the selection of the independent auditors to be an important matter of shareholder concern and is submitting the selection of E&Y (U.S.) LLP and E&Y (U.K.) LLP for ratification by shareholders as a matter of good corporate practice. If the shareholders do not ratify the selection of E&Y (U.S.) LLP as our U.S. independent registered public accounting firm and the selection of E&Y (U.K.) LLP as our U.K. statutory auditor, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young Global Limited’s U.S. and U.K. member firms. If the shareholders do ratify the selection of E&Y (U.S.) LLP as our U.S. independent registered public accounting firm and the selection of E&Y (U.K.) LLP, the Audit Committee may nonetheless select a different auditing firm at any time during the year if it determines that such a change would be in our best interests.

Proposal 4 seeks your ratification of the appointment of E&Y (U.S.) LLP as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2019.

Proposal 5 seeks your approval of the re-appointment of E&Y (U.K.) LLP to serve as our U.K. statutory auditor, to hold office until the conclusion of the next general meeting at which the U.K. statutory accounts are presented to shareholders. In the event this proposal does not receive the affirmative vote of the holders of a majority of the shares entitled to vote and present in person or represented by proxy at the Meeting, the Board of Directors may appoint an auditor to fill the vacancy.

Proposal 6 authorizes the Audit Committee to determine our U.K. statutory auditors’ remuneration for the fiscal year ending December 31, 2019.

THE BOARD OF DIRECTORS AND AUDIT COMMITTEE RECOMMEND A VOTE

FOR:

●

Proposal 4 to ratify the appointment of ERNST & YOUNG LLP, THE U.S. MEMBER FIRM OF ERNST & YOUNG GLOBAL LIMITED, as our U.S. independent registered public accounting firm for the year endING December 31, 2019;

●

Proposal 5 to approve the re-appointment of THE U.K. MEMBER OF Ernst & Young GLOBAL LIMITED, ERNST & YOUNG LLP, as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next general meeting at which our Statutory accounts are presented; and

●	Proposal 6 to authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

PROPOSAL 7 - RESOLUTION TO RECEIVE THE COMPANY’S U.K. STATUTORY ANNUAL ACCOUNTS AND REPORTS

At the Meeting, our Board of Directors will present our U.K. statutory annual accounts and reports for the period January 1, 2018 through December 31, 2018, which includes the audited portion of the directors’ annual report on remuneration. We will provide our shareholders with an opportunity to receive the U.K. statutory annual accounts and reports to raise questions in relation to them.

THE BOARD OF DIRECTORS AND AUDIT COMMITTEE RECOMMEND A VOTE

FOR THE RESOLUTION TO RECEIVE THE COMPANY’S U.K. STATUTORY ANNUAL ACCOUNTS AND REPORTS

PROPOSAL 8 - APPROVAL OF OUR U.K. STATUTORY DIRECTORS’ ANNUAL REPORT ON REMUNERATION

Our U.K. statutory directors’ remuneration report is set forth as Annex A to this proxy statement. The directors’ remuneration report includes the annual report on remuneration. This document describes in detail our remuneration policies and procedures and explains how these policies and procedures help to achieve our compensation objectives with regard to attracting and retaining high-quality directors. Our Board of Directors and the Remuneration Committee believe that the policies and procedures as articulated in the directors’ remuneration report are effective and that as a result of these policies and procedures we have and will continue to have high-quality directors. Our Board of Directors has approved and signed the report in accordance with English law.

At the Meeting, the shareholders will vote on the annual report on remuneration. This vote is advisory and non-binding. Although non-binding, our Board of Directors and Remuneration Committee will review and consider the voting results when making future decisions regarding our director remuneration program. Following the Meeting, and as required under English law, the directors’ annual report on remuneration will be delivered to the U.K. Registrar of Companies.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE

FOR APPROVAL OF OUR U.K. STATUTORY DIRECTORS’ ANNUAL REPORT ON

REMUNERATION, AS SET FORTH IN ANNEX A TO THIS PROXY STATEMENT

PROPOSAL 9 – APPROVAL, ON A NON-BINDING, ADVISORY BASIS, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on a non-binding, advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation paid to our named executive officers. This is the first time that we are providing shareholders with an opportunity to approve the compensation paid to our named executive officers. As of December 31, 2018, we no longer qualified as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). As a result, we are now required to provide shareholders the opportunity to approve, on a non-binding, advisory basis, the compensation paid to our named executive officers and the frequency of future advisory votes on executive compensation. As described in Proposal 10, our Board of Directors is recommending that we conduct the “say-on-pay” vote on a bi-annual basis.

As described in more detail in the section of this proxy statement titled “Executive Compensation,” the primary goal of our executive compensation program is to ensure that we attract, hire and retain talented and experienced executive officers who are motivated to achieve or exceed our corporate goals. We seek to have an executive compensation program that fosters synergy among our management team, incentivizes our executive officers to achieve our short-term and long-term goals, and fairly rewards our executive officers for corporate and individual performance. Please read the “Compensation Discussion and Analysis” and the “Summary Compensation Table” and related information in this proxy statement for additional details about our executive compensation program, including information about the compensation paid to our named executive officers in 2018.

In determining the form and amount of compensation payable to our executive officers, we are guided by the following objectives and principles:

● Compensation should relate to performance. We believe that executive compensation should be directly linked to corporate, as well as individual performance.

● Equity awards help executive officers think like shareholders. We believe that our executive officers' total compensation should have a significant equity component because share-based awards help reinforce the executive officers' long-term interest in our overall performance and align the interests of our executive officers with the interests of our shareholders.

● Total compensation opportunities should be competitive. We believe that our total compensation programs should be competitive so that we can attract, retain and motivate talented executive officers who will help us to outperform our competitors.

Our Board of Directors believes that our current executive compensation program has been effective at linking executive compensation to our performance and aligning the interests of our executive officers with those of our shareholders.

We are asking our shareholders to indicate their support for the compensation paid to our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the Company’s shareholders approve, on a non-binding, advisory basis, the compensation paid to our named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual General Meeting of Shareholders.”

Although this “say-on-pay” vote is advisory and non-binding, our Board of Directors and Remuneration Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Accordingly, to the extent there is a significant vote against the compensation of our executive officers, we will consider shareholders’ concerns, and the remuneration committee will evaluate what actions may be necessary or appropriate to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE

FOR APPROVAL, ON A NON-BINDING, ADVISORY BASIS, THE COMPENSATION

PAID TO OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT

PROPOSAL 10 – APPROVAL, ON A NON-BINDING, ADVISORY BASIS, THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation paid to our named executive officers. By voting on this Proposal 10, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two or three years.

Our compensation program is designed and administered by the Remuneration Committee of the Board of Directors, which is composed entirely of independent directors and carefully considers many different factors, as described in the “Compensation Discussion and Analysis,” in order to provide appropriate compensation for our executive officers. While the Board of Directors believes that the Remuneration Committee and the Board of Directors are in the best position to determine executive compensation, the Board of Directors appreciates and values shareholders’ views. The Board of Directors has determined that an advisory vote on executive compensation every two years is the best approach for the Company based on a number of considerations, including the following:

●	a two-year cycle will provide shareholders sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcome of the Company;

●

a two-year cycle gives the Board of Directors and the Remuneration Committee sufficient time to thoughtfully respond to shareholders’ sentiments and to implement any necessary changes to our executive compensation philosophy, policies and practices; and

●

the Board of Directors will continue to engage with our shareholders on executive compensation during the period between advisory votes on executive compensation. As discussed in the “Questions and Answers” section of this proxy statement, shareholders may communicate directly with the Board of Directors, including on issues of executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option to conduct an advisory vote on executive compensation every “ONE YEAR”, “TWO YEARS” OR “THREE YEARS”, or you may “ABSTAIN” when you vote in response to the resolution set forth below:

“RESOLVED, that the voting choice of once every year, once every two years, or once every three years that receives the highest number of votes cast in connection with this resolution will be considered to be the frequency preferred by shareholders on an advisory basis for the Company to hold a non-binding vote to approve the compensation paid to our named executive officers.”

Because shareholders have several voting choices, it is possible that no single choice will receive a majority of the votes cast. If that occurs, we will consider the option that receives the highest number of votes cast by shareholders as the frequency for the non-binding, advisory vote on the compensation paid to our named executive officers that has been selected by shareholders. Although the vote on this resolution is advisory only and will not bind us to take any particular action, we value the views of our shareholders and our Board of Directors will consider the outcome of this vote in determining how frequently to conduct our “say-on-pay” vote.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE

FOR APPROVAL OF AN ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS EVERY TWO YEARS

PROPOSAL 11 – APPROVAL OF SHARE REPURCHASE PROGRAM

The Board of Directors has authorized the repurchase of up to $100 million of the Company’s ordinary shares in the aggregate subject to the approval of our shareholders by this ordinary resolution, or the Repurchase Program. We believe that it is prudent to maintain a flexible capital management framework. A share repurchase authorization would give us added flexibility to return capital to shareholders over the coming years should the Board of Directors deem it appropriate to do so. The authority to purchase shares under the Repurchase Program will only be exercised after careful consideration of prevailing financial market conditions, the overall position of the Company and other potential uses of available cash.

The Repurchase Program will be valid for up to five years and may be discontinued by our Board of Directors at any time. Any ordinary shares purchased pursuant to the Repurchase Program will be cancelled.

We are an English company, but our shares are only listed on the Nasdaq Global Market, which is not a recognized investment exchange for U.K. purposes. As a result, any repurchases of our shares must be made off market and under a purchase agreement. The form of repurchase agreement is attached as Annex B to this proxy statement and will be available for inspection at the Company’s registered office from May 9, 2019 through the date of the Meeting. If the Repurchase Program is approved at the Meeting, the Company will enter into a repurchase agreement with one or more financial intermediaries to effect the Repurchase Program.

To consider and, if thought fit, (i) approve the terms of the proposed purchase agreement or agreements (produced at the Meeting and initialed on behalf of the Company for the purpose of identification) providing for the purchase by the Company of up to a maximum of $100,000,000 in aggregate of its ordinary shares of £0.006705 each in nominal value from one or more financial intermediaries (each acting as principal) who are not shareholders of the company holding shares to which this resolution relates (or to extent that they are, the voting rights attaching to any shares held by them will not count toward this resolution) and (ii) authorize the Company to make off-market purchases of its ordinary shares pursuant to such agreement or agreements.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE

FOR APPROVAL OF THE SHARE REPURCHASE PROGRAM

PROPOSALS 12 and 13 – AUTHORIZATION OF ALLOTMENT OF SHARES AND DISAPPLICATION OF PRE-EMPTION RIGHTS

As a U.K. Company which is governed by the Companies Act 2006, our Board of Directors may only allot ordinary shares or grant rights over ordinary shares if authorized to do so by our shareholders. If so authorized, English law requires us to offer them in the first instance to our existing shareholders in proportion to their holdings, unless the shareholders have waived their statutory rights of pre-emption in respect of such allotment or grant of rights.

Our Board of Directors anticipates that there may occasions when they need flexibility to finance business opportunities, or otherwise act in the best interests of the Company, by the issuance of ordinary shares or rights over ordinary shares without a pre-emptive offer to existing shareholders. To ensure our continued ability to respond to market conditions and address business needs, our Board of Directors considers it appropriate that they be granted additional authority to allot ordinary shares or grant rights over ordinary shares up to an aggregate nominal amount equal to £59,503 which represents approximately 33.3% of our issued share capital of the Company as of April 22, 2019, the latest practicable date prior to publication of this proxy statement; provided however, that if we make offers or agreements prior to the expiration of the granted authority that will require allotment of ordinary shares after such expiration, our Board of Directors may allot ordinary shares or grant rights to subscribe for, or convert any security into, ordinary shares pursuant to such offer or agreement notwithstanding the expiration of authority conferred by this resolution. If the shareholders approve this grant of authority, their approval would be effective until the conclusion of the next annual general meeting of shareholders.

Proposal 12, which is proposed as an ordinary resolution, and Proposal 13, which is proposed as a special resolution, seek respectively authorization from our shareholders for:

(i)	our Board of Directors to allot ordinary shares, or grant rights to subscribe for, or convert any security into ordinary shares, with an aggregate nominal amount of up to £59,503; and
(ii)

the disapplication of shareholders’ pre-emption rights with respect to the allotment of ordinary shares, or the grant of rights to subscribe for, or convert any security into ordinary shares with an aggregate nominal amount of up to £59,503.

If given, the authorities sought by our Board of Directors under Proposals 12 and 13 will expire at the close of the 2020 annual general meeting of shareholders, unless varied or revoked.

Our Board of Directors does not have any present intention to exercise the authorities proposed under Proposals 12 and 13. We do not currently hold any of our shares in treasury.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE

FOR APPROVAL OF THE AUTHORIZATION OF ALLOTMENT OF SHARES AND DISAPPLICATION OF PRE-EMPTION RIGHTS

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

As stated above, our Board of Directors currently consists of nine directors, divided into three classes. The biographical information for Richard A. Sandberg, Andrew Scott Walton and Dr. Peter Wrighton-Smith, the three nominees to our Board of Directors as class III directors, is provided in the foregoing proposals. Below is biographical information for the class I and class II directors who will remain seated following the Meeting.

Mr. Sandberg currently serves as the Chairman of our Board of Directors, a position he has held since 2008. Mr. Sandberg has indicated that if elected, following the Meeting he intends to step down as Chairman of the Board of Directors. In light of Mr. Sandberg’s decision, the Nominating Committee has recommended the appointment of Patrick Balthrop, Sr. to serve as chairman. Following the meeting, the Board of Directors will meet to elect the chairman and adjust committee assignments as necessary.

Class I Directors — Continuing in Office until the 2020 Annual General Meeting of Shareholders

Patrick Balthrop, Sr. 62, is a Director, having been elected in 2016. He is the founding principal of Apalachee Ventures LLC, a venture and investment company focusing on emerging life science companies. Mr. Balthrop served as president, chief executive officer and director of Luminex Corporation, a life science tools and molecular diagnostics company from 2004 to 2014, during which time the company’s revenues grew eightfold. While at Luminex, he implemented innovative research and development programs which led to the development and subsequent successful commercialization of many new products and oversaw multiple significant acquisitions. Prior to joining Luminex, Mr. Balthrop served as president of Fisher Healthcare, now a division of Thermo Fisher Scientific, Inc. from 2002 to 2004. Prior to that, he held multiple positions in diagnostics and vascular devices during his more than twenty years at Abbott Laboratories. Mr. Balthrop currently serves as chairman of the board of directors of Agendia, Inc., a personalized medicine and molecular cancer diagnostics company, and as chairman of the board of directors of Discovery Life Sciences (formerly Folio Conversant), a premier provider of research services and biospecimen solutions to the life sciences industry. He is also a member of the board of directors of Personalis, Inc., a provider of advanced genomic sequencing and analytics for immuno-oncology. He serves as a director of Klaris Dx, a company using neural networks and single cell biometric analysis to enable fast and accurate diagnosis of antibiotic resistant infectious agents. Mr. Balthrop earned his bachelor’s degree in Biology from Spring Hill College and his Master of Business Administration from the Kellogg School of Management Northwestern University. Based on his extensive experience as a senior executive and member of the board of directors of companies in the healthcare sector, the Nominating Committee of our Board of Directors concluded that Mr. Balthrop is qualified to serve on our Board of Directors.

Patricia Randall, 68, is a Director, having been elected in 2014.  Most recently, she served as our senior vice president and general counsel. Ms. Randall joined Oxford Immunotec in 2008 as general counsel and was responsible for all legal affairs of the Company through her retirement and election to the board of directors. Before joining Oxford Immunotec, from 2003 to 2008, she served as vice president, general counsel and secretary of Matritech, Inc., a biotechnology company specializing in proteomic diagnostic products for the early detection of a variety of cancers.  She previously served as a member of senior management and general counsel of two other publicly-traded companies. Ms. Randall has practiced law for over 35 years for both public and private companies and in private practice. Until December 2017, she served as a member of the board of directors of Belmont Instrument Corporation, a private medical device company that develops, manufactures and markets critical care devices. She continues to serve as a member of the board of directors of BIC Holding Corp. following the sale of a majority interest in Belmont Instrument Corporation to a private equity firm. Ms. Randall earned her bachelor’s degree in Philosophy from American University and her juris doctor from Northeastern University School of Law. Based on her extensive experience as a senior executive and an officer of several publicly traded companies, the Nominating Committee of our Board of Directors concluded that Ms. Randall is qualified to serve on our Board of Directors.

Herm Rosenman, 71, is a Director, having been elected in 2013. He was the chief financial officer of Natera, Inc., a publicly-traded company focused on non-invasive genetic testing and the analysis of circulating cell-free DNA, from January 2014 to January 2017. Prior to that, Mr. Rosenman served as senior vice president, finance and chief financial officer of Gen-Probe Incorporated, a publicly-traded molecular diagnostics company, from 2001 until the sale of that company to Hologic, Inc. in October 2012. From 1997 to 2000, he was president and chief executive officer of Ultra Acquisition Corp., a manufacturer and parts retailer and from 1994 to 1997, he was president and chief executive officer of RadNet Management, Inc., a healthcare provider. Mr. Rosenman also previously served as chief financial officer of Rexene Corp. and was an audit partner at Coopers & Lybrand (now PricewaterhouseCoopers LLP). He is currently a member of the board of directors at Natera, Inc., a publicly traded company, a member of the board of directors and audit committee chairman at Vivus, Inc., a publicly traded biopharmaceutical company, a member of the board of directors at DermTech, Inc., a global leader in non-invasive molecular dermatology, and an advisory board member of the Scripps Clinic and Scripps Green Hospital, a large healthcare provider in San Diego, California. Previously, Mr. Rosenman served on numerous other public and private company boards of directors, frequently as a member of the company’s audit committee, including BioFire Diagnostics, Inc., Medistem, Inc., ARYx Therapeutics, Infinity Pharmaceuticals, Inc., Emphasys Medical, Inc. and Discovery Partners International, Inc. He is a certified public accountant who received his bachelor’s degree in Finance and Accounting from Pace University and his Master of Business Administration from the Wharton School of the University of Pennsylvania. Based on his extensive experience as a senior executive and member of the board of directors of numerous public companies in the diagnostics and healthcare sectors, as well as his substantial background as a public company chief financial officer and as an auditor and certified public accountant, the Nominating Committee of our Board of Directors concluded that Mr. Rosenman is qualified to serve on our Board of Directors.

Class II Directors — Continuing in Office until the 2021 Annual General Meeting of Shareholders

Ronald A. Andrews, Jr., 59, is a Director, having been elected in 2015. He is the founder and principal of the Bethesda Group, which became a limited liability company in September 2015. Mr. Andrews was the president of the genetic sciences division of Thermo Fisher Scientific from 2013 to 2014, a position he assumed upon Thermo Fisher’s acquisition of Life Technologies Corporation, where he had been the president of the medical sciences venture from 2012 to 2013.  Following the acquisition, Mr. Andrews led the integration of Life Technologies’ next generation sequencing technology into multiple instrument platforms and developed one of the most robust bio-informatic engines in oncology. Before joining Life Technologies, he served as chief executive officer of GE Molecular Diagnostics from 2010 to 2012. Mr. Andrews assumed this position upon GE Healthcare’s acquisition of Clarient, Inc., a specialty oncology laboratory, at which he had served as chief executive officer since 2004.  Earlier in his career, he held several leadership roles at Roche Molecular Diagnostics, Molecular Diagnostics, Inc. and Immucor, Inc. Mr. Andrews currently serves as a member of the board of directors at Insight Genetics, Inc., a molecular diagnostics company working to further precision cancer care. He is also a member of the board of governors of CancerLinQ LLC, a wholly-owned non-profit subsidiary of the American Society of Clinical Oncology, a member of the board of directors of Oncocyte, a publicly traded blood based cancer monitoring company a member of the board of Trustees for Wofford College in Spartanburg, SC. Mr. Andrews earned his bachelor’s degree in Biology and Chemistry from Wofford College. Based on his extensive experience as a senior executive and member of the board of directors of companies in the healthcare sector, the Nominating Committee of our Board of Directors concluded that Mr. Andrews is qualified to serve on our Board of Directors.

Mark Klausner, 53, is a Director, having been elected in March 2018. He is the co-founder and managing partner of Westwicke, an ICR Company, a capital markets advisory and investor relations firm focused on the healthcare industry. Prior to co-founding Westwicke in 2006, Mr. Klausner was a managing director in the equity capital markets group at Wachovia Corporation (now Wells Fargo Corporation) from 2004 to 2006. Prior to this, from 1991 to 2004, he worked in investment banking, equity capital markets and commercial banking positions at firms including Deutsche Bank (and predecessor firms Bankers Trust and Alex. Brown & Sons), Merrill Lynch (now Bank of America Merrill Lynch) and Citibank. Mr. Klausner earned his bachelor’s degree in Economics and Computer Science from Colgate University and his Master of Business Administration from the University of Virginia Darden School of Business. Based on his extensive experience in the capital markets and knowledge of the healthcare industry, the Nominating Committee of our Board of Directors concluded that Mr. Klausner is qualified to serve on our Board of Directors.

James R. Tobin, 74, is a Director, having been elected in 2014. He served as chief executive officer and president of Boston Scientific Corporation, a medical device company, from 1999 to 2009. Prior to that, he served as chief executive officer and president of Biogen Idec, Inc., or Biogen, a global biotechnology company, from 1997 to 1998 and as Biogen's president and chief operating officer from 1994 to 1997. Before joining Biogen, Mr. Tobin spent 22 years with Baxter International, or Baxter, rising from financial analyst to president and chief operating officer, and holding various positions within senior management during his tenure. He currently serves as chairman of the board of directors of TransMedics, Inc., a medical technology company dedicated to improving quality, assessing viability and increasing the utilization of donor organs for transplantation, and as a member of the board of directors of Corindus Vascular Robotics, Inc., a publicly-traded developer of precision vascular robotics, Globus Medical, Inc., a publicly-traded musculoskeletal solutions company, and Resolys Bio, Inc., a privately-held clinical-stage biotechnology company. He was previously a member of the board of directors of Aptus Endosystems, Inc., a medical device company developing advanced technology for treating abdominal aortic aneurysms (AAA), Curis, Inc., an oncology-focused drug development company, CardioDx, Inc., a cardiovascular genomic diagnostics company, as well as several other private companies. He served as Lieutenant in the U.S. Navy from 1968 to 1972. Mr. Tobin earned his bachelor’s degree from Harvard College and his Master of Business Administration from Harvard Business School. Based on his extensive experience as a senior executive and member of the board of directors of numerous public companies in the life sciences industry, the Nominating Committee of our Board of Directors concluded that Mr. Tobin is qualified to serve on our Board of Directors.

Corporate Governance

Structure of our Board of Directors

The leadership structure of our current Board of Directors separates the positions of CEO and Chairman of the Board. The Board believes that this separation is appropriate for the Company at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives. The Board of Directors consists of a majority of independent directors. The Board believes this independence is appropriate for the Company as it allows for sufficient independent oversight of management.

Independence of our Board of Directors

Our Board of Directors has determined that all of our directors, other than Dr. Wrighton-Smith, qualify as “independent” directors in accordance with the independence requirements under the applicable listing standards of The Nasdaq Global Market, as well as applicable rules promulgated by the SEC. Dr. Wrighton-Smith is not considered independent because he is our Chief Executive Officer and an employee of the Company.

Our Board of Directors has determined that, for each independent director, no relationships exist that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. Additionally, there are no family relationships among any of our directors or executive officers.

Our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. The Nominating Committee, Audit Committee, Remuneration Committee and the Corporate Governance and Compliance Committee of our Board of Directors are comprised entirely of independent directors, as determined by our Board of Directors.

Committees of our Board of Directors

Our Board of Directors presently has four standing committees: the Audit Committee; the Nominating Committee, the Remuneration Committee; and the Corporate Governance and Compliance Committee. The charters for each of these committees can be found in the Corporate Governance section on our website at http://investor.oxfordimmunotec.com.

Audit Committee

Our Audit Committee is currently composed of Messrs. Klausner, Rosenman, Sandberg and Walton with Mr. Rosenman serving as chair of the committee. Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of The Nasdaq Global Market. Our Board of Directors has determined that Mr. Rosenman is an “audit committee financial expert” within the meaning of SEC regulations and the applicable listing standards of The Nasdaq Global Market. The Audit Committee held nine meetings during 2018. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement; and

•	reviewing and assessing the adequacy of the committee charter and submitting any changes to our Board of Directors for approval.

Remuneration Committee

Our Remuneration Committee is currently composed of Ms. Randall and Messrs. Tobin, Andrews, Balthrop and Rosenman with Mr. Tobin serving as chair of the committee. Our Board of Directors has determined that each member of the Remuneration Committee is “independent” as defined under the applicable listing standards of The Nasdaq Global Market. The Remuneration Committee held nine meetings during 2018. The Remuneration Committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

•	reviewing and approving the compensation of our other executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Remuneration Committee;

•	producing a Remuneration Committee report on executive compensation as required by the rules of the SEC to be included in our annual proxy statement;

•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the applicable listing standards of The Nasdaq Global Market; and

•	reviewing and making recommendations to our Board of Directors with respect to director compensation.

Our Board of Directors has delegated to the Remuneration Committee the authority to determine the remuneration for our executive officers. Non-executive director remuneration is recommended by our Remuneration Committee to the Board of Directors for approval. Our executive officers participate in general discussions with our Remuneration Committee and Board of Directors about these remuneration matters but they do not participate in discussions during which their individual remuneration is being considered and approved.

For a description of transactions between us and members of our Remuneration Committee and affiliates of such members, please see “Transactions with Related Persons.”

Corporate Governance and Compliance Committee

Our Corporate Governance and Compliance Committee is currently composed of Ms. Randall and Messrs. Balthrop, Tobin, and Walton, with Ms. Randall serving as chair of the Committee. The Corporate Governance and Compliance Committee has responsibility for the oversight and administration of the Company’s corporate governance guidelines, including those guidelines related to the structure and organization of our Board of Directors. The Committee also oversees the Company’s adherence to its Code of Business Conduct and Ethics, including the Corporate Compliance Program. The committee held five meetings during 2018.

Nominating Committee

The Nominating Committee is comprised of Ms. Randall and Messrs. Andrews, Balthrop, Klausner, Rosenman, Sandberg, Tobin and Walton, with Mr. Balthrop serving as chair of the committee. The committee was formed in February 2017 and has primary responsibility for identifying and nominating suitable candidates for election to the Board of Directors and for succession planning. Prior to establishment of the Nominating Committee, responsibility for identifying and nominating candidates for election to the Board of Directors was with the independent members of the Board of Directors. The committee held two meetings during 2018.

Remuneration Committee Interlocks and Insider Participation

The following directors served on our Remuneration Committee during 2018: Ronald A. Andrews, Jr., Patrick J. Balthrop, Sr., Patricia Randall, Herm Rosenman and James R. Tobin. Except for Ms. Randall, none of the members of our Remuneration Committee is, or ever has been, an officer or employee of the Company. Ms. Randall served as our senior vice president and general counsel until 2014. None of our executive officers currently serves, or in the past fiscal year has served, as a member of a board of directors or remuneration committee (or other board committee performing equivalent functions) of another entity where an executive officer of such entity served as a member of our Board of Directors or Remuneration Committee.

Meetings of the Board of Directors and Annual Meeting Attendance

In 2018, our Board of Directors met nine times and all of our then current directors attended a minimum of 89% of the meetings of our Board of Directors and its committees during 2018. Our directors are strongly encouraged to attend our annual general meeting of shareholders, but attendance is not mandatory. In 2018, all of our directors attended the annual general meeting of shareholders.

Board Oversight of Risk Management

Our management is primarily responsible for assessing and managing risk, while our Board of Directors is responsible for overseeing management’s execution of its responsibilities. The leadership structure of the Board of Directors separates the positions of CEO and Chairman of the Board, which is believed to be appropriate for the Company at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives.

Our Board of Directors is supported by its committees in fulfillment of this responsibility. For example, our Audit Committee focuses on our overall financial risk by evaluating our internal controls and disclosure policies as well as ensuring the integrity of our financial statements and periodic reports. Our Remuneration Committee strives to create incentives that encourage an appropriate level of risk-taking consistent with our business strategy. Our Nominating Committee recommends and nominates suitable candidates for director and oversees management’s succession planning. Our Corporate Governance and Compliance Committee ensures that our governance policies and procedures are appropriate. As part of its overall oversight of risk management, the Board of Directors provides oversight of management's efforts to address the enterprise risks facing the Company, including cybersecurity risks, by receiving periodic presentations at both the Board and committee levels. These reports to the Board of Directors and its committees review the threats posed to the business and management's efforts to address those risks and to prevent adverse incidents, including cybersecurity incidents.

Director Nomination Process

Currently, the Nominating Committee of the Board of Directors reviews and identifies possible candidates for the Board of Directors, approving for appointment such candidates as appropriate in light of the Board of Directors Membership Criteria (the “Criteria”). These Criteria are posted in the Investors - Corporate Governance section on our website at http://investor.oxfordimmunotec.com as part of the Corporate Governance Guidelines. These Criteria describe specific traits, abilities and experience that the Board of Directors looks for in determining candidates for election to the Board of Directors, which include, among others:

•	the highest personal and professional ethics, integrity and values;

•	commitment to representing the long-term interests of the Company’s shareholders;

•	independence under the standards promulgated by The Nasdaq Global Market; and

•

ability to dedicate the time and resources sufficient to ensure the diligent performance of his or her duties on our behalf, including attending all Board of Directors and applicable committee meetings.

Although we do not have a standalone diversity policy, diversity is among the critical factors that the Board of Directors considers when evaluating its composition. It is the policy of the Nominating Committee that the composition of the Board of Directors reflect a range of talents, ages, skills, character, diversity and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership, corporate governance, and diagnostics and related industries, sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company. The Nominating Committee believes that the current members of the Board of Directors and nominees to the Board of Directors reflect an appropriate diversity of gender, age, race, geographical background and experience but are committed to continuing to consider diversity issues in evaluating the composition of the Board of Directors.

The Board of Directors’ policy does not contemplate any disparate treatment of management nominees versus those put forth by our shareholders.

Shareholder Recommendations and Nominees

It is the policy of our Board of Directors that the Nominating Committee of our Board of Directors consider both recommendations and nominations for candidates to the Board of Directors from shareholders so long as such recommendations and nominations comply with our Articles of Association and applicable laws, including the rules and regulations of the SEC. Shareholders may recommend director nominees for consideration by writing to our Company Secretary at the address below and providing evidence of the shareholder’s ownership of our ordinary shares, the nominee’s name, home and business address and other contact information, as well as the nominee’s detailed biographical data and qualifications for board membership, and information regarding any relationships between the recommended candidate and the Company within the last three fiscal years.

Following verification of the shareholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the Nominating Committee of the Board of Directors. Shareholders who desire to nominate persons directly for election to the Board of Directors at an annual general meeting of shareholders must meet the deadlines and other requirements set forth under “Additional Information –Shareholder Proposals for 2019 Annual General Meeting.” Any vacancies on the Board of Directors occurring between our annual general meetings of shareholders may be filled by persons selected by a majority of the directors then in office, and any director so elected will serve until the next general meeting of shareholders at which directors are elected.

You may write to the Board of Directors at:

c/o Matthew T E McLaughlin

Chief Financial Officer

Oxford Immunotec Global PLC

700 Nickerson Road, Suite 200

Marlborough, MA 01752

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics (the “Code of Conduct”) that applies to our directors, officers and employees, including our chief executive officer and chief financial officer. The Code of Conduct is available in the Investors - Corporate Governance section on our website at http://investor.oxfordimmunotec.com. We expect that any amendments to the Code of Conduct or any waivers of its requirements will be disclosed on our website rather than by filing a Form 8-K with the Securities and Exchange Commission.

Corporate Governance Guidelines

We have adopted written corporate governance guidelines that apply to our Board of Directors and its members. The corporate governance guidelines are available in the Investors - Corporate Governance section on our website at http://investor.oxfordimmunotec.com. We expect that any amendments to our corporate governance guidelines or any waivers of its requirements will be disclosed on our website.

Our insider trading policy prohibits our directors, officers and employees from engaging in hedging transactions. We also prohibit our directors, officers and employee from holding the Company's securities in a margin account or from otherwise pledging Company securities as collateral for a loan.

Shareholder Communication with the Board of Directors

It is the policy of our Board of Directors to allow shareholders to communicate with its members. Communications may be addressed to the entire Board of Directors, to the non-management directors as a group, or to any individual director. All such communications will be initially received and processed by the office of our Company Secretary. Spam, junk mail, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations and advertisements and threatening, hostile, illegal and similarly unsuitable communications will not be delivered to the Board of Directors, provided that such information will be made available to a director upon request. To contact members of the Board of Directors, a shareholder should send a letter to the following address:

c/o Matthew T E McLaughlin

Chief Financial Officer

Oxford Immunotec Global PLC

700 Nickerson Road, Suite 200

Marlborough, MA 01752

DIRECTOR REMUNERATION AND ATTENDANCE

In October 2013, our Board of Directors adopted a non-executive directors’ remuneration policy (“directors’ remuneration policy”), which was amended in June 2017, for our non-executive directors who are unaffiliated (“unaffiliated directors”) with a shareholder of our Company that holds 5% or more of our outstanding shares (“significant investors”). For purposes of the directors’ remuneration policy, a director is considered affiliated with a significant investor if, at the time of the initial election or appointment to our Board of Directors, or at any time during service as a director, he or she is or becomes an employee, officer, director, manager, managing member or general partner of a significant investor, or an employee, officer, director, manager, managing member or general partner of an entity that is an affiliate of a significant investor.

Affiliated directors do not receive director compensation. We presently have no affiliated directors. In addition, we do not pay director compensation to Dr. Wrighton-Smith because he is compensated as our Chief Executive Officer.

We have eight unaffiliated directors eligible for compensation under the directors’ remuneration policy: Mr. Sandberg, who serves as Chairman of our Board of Directors, Messrs. Andrews, Balthrop, Klausner, Rosenman, Tobin and Walton and Ms. Randall. We reimburse all directors for out-of-pocket costs incurred in their performance of service as directors in accordance with our standard expense reimbursement policies and procedures.

Under our directors’ remuneration policy, unaffiliated directors earned the following cash compensation:

Position	Cash Compensation
Board of Directors	$35,000
Chairman (additional retainer)	$65,000
Audit Committee Chair (additional retainer)	$18,000
Remuneration Committee Chair (additional retainer)	$15,000
Corporate Governance and Compliance and Nominating Committee Chair (additional retainer)	$10,000
Audit Committee member/non-Chair (additional retainer)	$ 7,500
Remuneration Committee member/non-Chair (additional retainer)	$ 6,250
Corporate Governance and Compliance Committee Member/non-Chair (additional retainer)	$ 5,000

Unaffiliated directors may also receive equity compensation in the form of share options under our 2013 Incentive Share Option Plan. Equity compensation for unaffiliated directors is divided into two components: (1) an initial option award granted upon appointment or election to our Board of Directors and covering 14,914 of our ordinary shares, with the right to exercise vesting in three equal installments on the date of the three succeeding annual general meeting of shareholders and (2) an annual option award granted to each newly appointed or elected member of our Board of Directors upon the date of appointment or election and to each continuing member of our Board of Directors on the day of the annual general meeting of shareholders. The annual option award covers 7,457 of our ordinary shares; provided, however, if initial appointment or election is not at an annual general meeting of shareholders and is made less than six months before such meeting will be held, the award will cover 3,728 of our ordinary shares. The exercise price of all options granted to unaffiliated directors will be the fair market value of the shares at the close of trading on the date of grant.

In 2018, our unaffiliated directors received the compensation shown below, plus reimbursement for reasonable travel expenses.

Director Compensation for Fiscal Year 2018

Name	Fees Earned in Cash ($)		Option Awards ($)(1)		Total ($)
Ronald A. Andrews, Jr.	41,250		50,346	(2)	91,596
Patrick Balthrop, Sr.	56,250		50,346	(2)	106,596
Mark Klausner	35,535	(3)	144,942	(2)	180,477
Patricia Randall	48,331		50,346	(2)	98,677
Herm Rosenman	59,250		50,346	(2)	109,596
Richard A. Sandberg	100,000		50,346	(2)	150,346
Stephen L. Spotts	22,314	(3)	0		22,314
James R. Tobin	55,000		50,346	(2)	105,346
A. Scott Walton	47,500		50,346	(2)	97,846

(1)

Amounts shown reflect the grant date fair value of options awarded in 2018 determined in accordance with FASB Topic 718. Assumptions used in the calculation of these amounts are included in Note 10, “Share option and equity incentive plans,” to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018, (“2018 Form 10-K”).

(2)	Each non-executive director received the annual option award on June 19, 2018, which was the day of the 2018 annual general meeting of shareholders.
(3)

Payment reflects partial year of service as a director. On March 1, 2018, Mr. Klausner was appointed to serve as a member of our Board of Directors. In 2018, Mr. Spotts chose not to be nominated for re-election at the 2018 annual general meeting of shareholders and his service as a director ended at the meeting.

Deeds of Indemnification

We have entered into deeds of indemnification with each of our directors and executive officers. Pursuant to these agreements, we agree to indemnify these individuals to the fullest extent permissible under English law against liabilities arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of his or her powers, duties or responsibilities as a director or officer, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also agree to use all reasonable endeavors to provide and maintain appropriate directors’ and officers’ liability insurance (including ensuring that premiums are properly paid) for their benefit for so long as any claims may lawfully be brought against them.

Non-Executive Director Appointment Letters

We have entered into letters of appointment with each of our non-executive directors. These letters set forth the main terms on which each of our non-executive directors serve on our Board of Directors. Continued appointment under the letter is contingent on continued satisfactory performance, re-nomination and approval by the Nominating Committee of the Board of Directors, re-election by the shareholders and any relevant statutory provisions and provisions of our Articles of Association relating to removal of a director.

EXECUTIVE OFFICERS OF THE COMPANY

Below is a list of our executive officers as of the date of this proxy statement. There are no family relationships between any of our executive officers, and there is no arrangement or understanding between any executive officer and any other person pursuant to which the executive officer was selected. Information with respect to the directors and director nominees of the Company, including information for Dr. Peter Wrighton-Smith, is included under the caption “Board of Directors and Corporate Governance.”

Name	Age	Position

Peter Wrighton-Smith, Ph.D.	44	Chief Executive Officer and Class III Director

Matthew T E McLaughlin	42	Chief Financial Officer

Stefan Linn	54	Chief Operating Officer

Peter Wrighton-Smith, Chief Executive Officer

For biographical information regarding Dr. Wrighton-Smith, refer to the discussion under “Board of Directors and Corporate Governance”.

Matthew T E McLaughlin, Chief Financial Officer

Mr. McLaughlin is our Chief Financial Officer, a position he has held since joining our company in April 2019. Before joining Oxford Immunotec, Mr. McLaughlin served as chief financial officer, US and Canada, at GE Healthcare from December 2016 through March 2019. Prior to that, Mr. McLaughlin worked at GE Aviation, serving as chief financial officer global supply chain from May 2014 to December 2016, chief financial officer GE avionics from March 2012 to April 2014 and executive, financial planning and analysis from 2009 to February 2012. Before that Mr. McLaughlin worked for General Electric as a member of the corporate audit staff, holding various positions and ultimately leading global audit coverage of three GE businesses, including GE Aviation. Mr. McLaughlin earned his bachelor’s degree in Business Administration from Northeastern University.

Stefan Linn, Chief Operating Officer

Mr. Linn is our Chief Operating Officer, a position he has held since joining our company in August 2017. Before joining Oxford Immunotec, Mr. Linn served as a senior vice president for IMS Health Holdings, Inc. from 2010 to 2016.  Before joining IMS Health, Mr. Linn was a director at TPG Capital, from 2008 to 2010, where he worked with healthcare and consumer portfolio companies to drive operating improvements.  Prior to joining TPG Capital, Mr. Linn was a senior vice president at McKesson Corporation where he was responsible for marketing strategy, product development and customer programs.  While with McKesson, Mr. Linn served as President of Health Mart, its franchise pharmacy business, and oversaw McKesson’s consumer products division, packaging business RxPack, and the McKesson Patient Relationship Solutions division. Earlier in his career, Mr. Linn was a vice president at Merck-Medco Managed Care, LLC and worked for McKinsey & Company.  Mr. Linn earned his bachelor’s degree in Economics from the University of Dallas and his Master of Business Administration from the University of California at Berkeley.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Objectives and Principles of our Executive Compensation Program

The primary goal of our executive compensation program is to ensure that we attract, hire and retain talented and experienced named executive officers who are motivated to achieve or exceed our corporate goals. We seek to have an executive compensation program that fosters synergy among our management team, incentivizes our named executive officers to achieve our short-term and long-term goals, and fairly rewards our named executive officers for corporate and individual performance. In determining the form and amount of compensation payable to our named executive officers, we are guided by the following objectives and principles:

● Compensation should relate to performance. We believe that executive compensation should be directly linked to corporate as well as individual performance.

● Equity awards help executive officers think like shareholders. We believe that our named executive officers' total compensation should have a significant equity component because share-based awards help reinforce the named executive officers' long-term interest in our overall performance and align the interests of our named executive officers with the interests of our shareholders.

● Total compensation opportunities should be competitive. We believe that our total compensation programs should be competitive so that we can attract, retain and motivate talented named executive officers who will help us to perform better than our competitors.

We consider total cash and equity compensation for our named executive officers, consisting of base salary, cash incentive bonuses and equity awards, at approximately the 50th percentile of our peer group as a general guideline for the appropriate level of total cash and equity compensation. An individual executive may be compensated above or below the guideline percentage based on factors such as performance, job criticality, experience and skill set. For new named executive officer hires, we establish initial base salaries through arm's-length negotiation at the time we hire the individual executive officer, taking account his or her position, qualifications, experience, prior salary level and total compensation of our other named executive officers. The determination of our Remuneration Committee as to the appropriate use and weight of each component of executive compensation is subjective, based on its views of the relative importance of each component in meeting our overall objectives and factors relevant to the named executive officers. Equity compensation, however, is a meaningful element of our compensation philosophy.

Role of the Remuneration Committee and Named Executive Officers in Setting Executive Compensation

The Remuneration Committee has principal responsibility for reviewing our executive compensation structure, evaluating the performance of our named executive officers relative to our corporate objectives and considering and approving executive compensation. For information about the composition and charter of the Remuneration Committee see “Corporate Governance – Committees of our Board of Directors – Remuneration Committee.”

The primary responsibilities of our Remuneration Committee are to:

● assist the Board of Directors in providing oversight of our compensation policies, plans and benefits programs;

● assist the Board of Directors in discharging the board's responsibilities relating to oversight of the compensation of our named executive officers (including officers reporting under Section 16 of the Exchange Act);

● review and approve or make recommendations to the board of directors with respect to named executive officer compensation, plans, policies and programs; and

● administer our equity compensation plans for executive officers and employees.

In determining each named executive officer's compensation, our Remuneration Committee reviews our corporate financial performance and financial condition and assesses the performance of the individual named executive officers. The Remuneration Committee evaluates the performance of the Chief Executive Officer while the Chief Executive Officer evaluates the performance of the other named executive officers. Although our Chief Executive Officer participates in general discussions with our Remuneration Committee about remuneration matters and provides input on his compensation, he does not participate in Remuneration Committee or board deliberations regarding his own compensation. Our Chief Executive Officer meets with the Remuneration Committee to discuss executive compensation matters and to make recommendations to the Remuneration Committee with respect to other executive officers. The Remuneration Committee may modify individual compensation components for named executive officers and is not bound to accept the Chief Executive Officer's recommendations. The Remuneration Committee approves the final compensation of our named executive officers.

Although we generally make many compensation decisions in the first quarter of the calendar year, the compensation evaluation process is ongoing. Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and rewards is performed annually or more often as needed.

Advisory Vote on Executive Compensation

At the Meeting, because we are no longer an emerging growth company, as defined in the JOBS Act, as of December 31, 2018, the Company's shareholders will have their first opportunity to vote, on a non-binding, advisory basis, on the compensation paid to our named executive officers. In addition, at the Meeting our shareholders will be asked to vote, on a non-binding, advisory basis, on the frequency of the advisory vote on compensation paid to our named executive officers. The Remuneration Committee will consider the outcome of the advisory shareholder vote on executive compensation, and the frequency of holding such advisory vote on executive compensation, when making future decisions regarding the compensation of our executive officers.

Company Performance Highlights

The Remuneration Committee considers the financial performance of the Company in making compensation decisions because the committee believes compensation should be tied to the performance of the Company. 2018 was a transformational year for the Company. In late 2018, the Company divested its U.S. service laboratories, transforming the Company into a pure play in vitro diagnostics manufacturer. The transaction materially improved the Company's cash position while streamlining operations. In addition, the Company experienced strong growth in its TB business in each of the United States, Asia, Europe and ROW. The Company also improved product gross margins and experienced its first Adjusted EBITDA profitable quarter.

Process for Determining Executive Compensation

Our Remuneration Committee reviews and approves the annual base compensation and other compensation of our named executive officers. Our Remuneration Committee also establishes and reviews the achievement of the Company's performance goals and other matters relating to the Company's cash incentive and share incentive plans.

Peer Group

When setting executive compensation, the Remuneration Committee considers relevant market pay practices to increase our ability to recruit and retain high performing talent. In assessing market competitiveness, the compensation of our named executive officers is reviewed against executive compensation of a peer group of publicly-traded companies (the “Peer Group”). In 2018, we focused on companies offering comparable services and products, or a comparable size with respect to revenue and market capitalization.

For purposes of setting executive compensation for 2018, our Peer Group consisted of the following companies:

Company	Symbol	# of Employee	Revenue ($M)	Net Income ($M)	Market Value ($M)
AtriCure	ATRC	620	201.630	-21.137	1181.283
BioLase Technology	BIOL	190	46.155	-21.516	20.862
Cerus	CERS	240	76.051	-57.564	693.845
ConforMIS	CFMS	268	89.789	-43.365	23.374
Cutera	CUTR	402	162.720	-30.770	237.750
GenMark Diagnostics	GNMK	477	70.759	-50.500	273.326
LeMaitre Vascular	LMAT	483	105.568	22.943	463.550
NanoString	NSTG	476	106.732	-77.400	458.440
NeoGenomics	NEO	1500	276.741	6.088	1191.209
OraSure Technologies	OSUR	398	181.743	20.396	715.704
Pacific Biosciences	PACB	401	78.626	-102.562	1111.806
Rockwell Medical	RMTI	269	63.389	-32.126	128.897
STAAR Surgical	STAA	475	123.954	4.968	1410.263
SurModics	SRDX	257	81.336	-4.457	637.166
Tandem Diabetes	TNDM	653	183.866	-122.611	2185.325
Utah Medical Products	UTMD	173	41.998	18.555	309.058
Veracyte	VCYT	270	92.008	-22.999	514.059

The Remuneration Committee generally evaluates compensation of our named executive officers in comparison with the 50th percentile of our peer group. Individual compensation may vary above or below this guideline depending on job duties and responsibilities, performance, experience and skill set.

Base Salary

We pay an annual base salary to each of our named executive officers in order to provide them with a fixed rate of cash compensation during the year. Generally, we establish the initial base salaries of our named executive officers through arm's length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior total compensation and the compensation of our other named executive officers. Thereafter, in connection with our annual performance review process, adjustments to base salaries of our named executive officers are made based upon their performance and take effect on April 1. Generally, the maximum annual base salary adjustment available to our named executive officers is 5%; the minimum annual base salary adjustment available is 0%. The Remuneration Committee, however, retains discretion to make larger adjustments to base salary based upon market conditions or special circumstances.

For 2017, management of the Company recommended that the Chief Executive Officers' salary not increase from 2016 to aid the Company's pathway to profitability. The Remuneration Committee approved management's recommendation and, as a result, the Chief Executive Officer did not receive a base salary adjustment in 2017.

For 2018, management of the Company recommended that named executive officers' salaries not increase from 2017 to aid the Company's pathway to profitability. The Remuneration Committee approved management's recommendation and, as a result, none of the Company's named executive officers received a base salary adjustment in 2018.

For 2019, the Remuneration Committee reviewed the base salaries of the named executive officers based on the peer group, the compensation of other members of senior management and the individual performance of the named executive officers. Based on this review, the Remuneration Committee determined that a change to the chief executive officer's base salary was warranted to better align his compensation with the peer group. Further, this market adjustment by the Remuneration Committee also determined that beginning in 2019 the chief executive officer's base salary will be determined in U.S. dollars, although he will be paid in Pounds Sterling based on an average rolling exchange rate. Determining the chief executive officer's base salary in U.S. Dollars allows the Remuneration Committee to better compare the chief executive officer's compensation to the peer group and reduces variances due solely to currency fluctuations.

The Remuneration Committee also adjusted the compensation of the Senior Vice President, General Counsel based in part on the CEO’s recommendation as well as consideration of the peer group, the compensation of other members of senior management and the individual performance of the named executive officer. The effect of these changes was an increase in base salary and an adjustment of potential equity award to a target of 75% of base salary.

The Remuneration Committee continues to work with management to assess base salary compensation and make adjustments as market and Company conditions require.

Non-Equity Incentive Compensation

In 2018, our non-equity incentive compensation plan provided our executive officers with an annual cash incentive compensation opportunity. The Remuneration Committee has determined that the maximum non-equity incentive compensation available to our named executive officers is 100% of base salary. In exceptional years, considered to be those years in which achievements lead to a transformational effect on the future prospects of the valuation of the business, the annual maximum may increase up to 150% of base salary.

In 2018, for all named executive officers, except our chief executive officer, the annual cash incentive compensation opportunity was equal to 50% of the named executive officer's base salary. For our chief executive officer, the annual cash incentive compensation opportunity was equal to 70% of his base salary. In the case of each executive officer, the annual cash incentive compensation opportunity was subject to our achievement of corporate performance goals established by the Remuneration Committee at the beginning of the year. In addition, the annual cash incentive opportunity was subject to the achievement of qualitative and quantitative individual performance goals established at the beginning of the year by our Remuneration Committee for Dr. Wrighton-Smith, and by Dr. Wrighton-Smith for the other named executive officers. The corporate performance and individual performance components are weighted equally for all named executive officers other than our chief executive officer. For our chief executive officer, the corporate performance and individual components are weighted 70% and 30%, respectively.

In connection with its review of compensation of our named executive officers for 2019, the Remuneration Committee determined that the bonus target for the chief executive officer would be increased to 100% of base salary and the bonus target for the chief operating officer would be increased to 70% of base salary. The Remuneration Committee determined that these adjustments better align the total compensation of the chief executive officer and the chief operating officer with the peer group and provide appropriate incentive to these officers with regard to their respective contributions to the Company.

For 2018, our corporate goals and their respective weighting were as follows:

Goal	Weighting	Attainment
Revenue growth	40%	30%
Profitability	20%	23%
Quality objectives	25%	20%
Product improvement	20%	20%

●	Revenue growth: Target revenue with a sliding scale of attainment based upon reported combined revenue from both the Company’s TB and Tick-borne disease revenue lines.
●	Profitability: Equally weighted components of gross margin improvement and attainment of profitability measures.
●	Quality objectives: Customer retention, maintenance of all QMS requirements and the expansion of, and continuous improvement of our product and our service operations in our service laboratories.
●	Product improvement: Approval of our blood donor screening tests, generating further data on our T-SPOT.CMV test and automation of our T-SPOT.TB test.

The precise targets are commercially sensitive and, therefore, not disclosed in further detail.

For 2018, the Remuneration Committee determined that the Company achieved 75% of its revenue goal, exceeded its profitability goal by 115% based upon gross margin improvements, met 80% of its Quality and continuous improvement objectives and achieved its product improvement goal in full. The Remuneration Committee, therefore, assessed corporate performance against goals at 93%.

Each of our named executive officers are assigned individual goals that flow from the corporate goals. These goals are assigned at the beginning of each year and performance is measured against the assigned goals as part of the annual performance review. The individual performance of our named executive officers against the assigned goals is used to calculate their non-equity incentive compensation.

For 2018, each named executive officer had distinct goals that supported the corporate revenue, profitability, Quality and product improvement objectives. The performance of the chief executive officer against his assigned goals was assessed by the Remuneration Committee and the performance of all other named executive officers against their assigned goals was measured by the chief executive officer. The specific individual objectives for each named executive officer are considered commercially sensitive and, therefore, are not disclosed in detail in this proxy statement. The individual goal attainment of our named executive officers in 2018 was: Dr. Wrighton-Smith, 125%, Mr. Altieri, 100.5%, Ms. Keiley, 107.5%, Mr. Linn, 115%, and Dr. Wenstrup, 52.5%.

Equity Incentive Compensation

The final component of our executive compensation program includes long-term equity incentive awards. We believe that equity awards are an effective means of aligning the interests of named executive officers and shareholders. Equity awards reward our named executive officers for the decisions and actions that promote the Company's success over the long term and discourage short term decision-making. Equity awards also provide our named executive officers with an incentive to remain with us. We have historically granted equity awards to new executive officers upon the commencement of their employment and make additional grants to existing named executive officers annually based on our overall corporate performance, individual performance and the named executive officers' existing equity grants. There is no fixed annual maximum limit to the size or value of equity-based compensation awards made in a year to named executive officers or in the aggregate over a period of years. Generally, we grant equity-based awards that vest over time without specific performance targets other than continued service.

Like the annual adjustment to base salary, the annual equity award for our named executive officers, other than the chief executive officer, is based upon their overall performance rating assigned as part of the annual performance review. For 2018, each named executive officer had a target equity award equity award equal to 100% of their base salary, except for the chief executive officer whose target equity award was 200% of base salary. Based upon the annual performance review, our named executive officers, other than the chief executive offer, are eligible to receive equity awards equal to 0% to 120% of their target equity award. For the chief executive officer, the Remuneration Committee determines the percentage of target equity award to be made based on their assessment of his performance. For 2018, the equity awards for the named executive officers are set forth in the Grants of Plan-based Awards Table. The Remuneration Committee retains authority to adjust the annual equity awards to recognize exceptional circumstances.

Since 2015, our named executive officers have received equity awards consisting of restricted share units, or RSUs, and share option grants. For the grants made in 2018, the Remuneration Committee determined that the ratio of the annual equity awards granted to our named executive officers would be 2/3rd options v. 1/3rd RSUs split by dollar value. Our option grants vest in equal annual amounts over four years from the vesting start date. RSUs awarded as part of the annual review process vest over four years from the vesting start date, with 40% vesting on the second anniversary of the vesting start date, 30% vesting on the third anniversary of the vesting start date and the remaining 30% vesting on the fourth anniversary of the vest start date.

The Remuneration Committee administers our share incentive plan and retains the authority to make discretionary awards to our named executive officers where they deem it necessary and appropriate to promote the objectives of the executive compensation program. The Remuneration Committee has not adopted share ownership guidelines for named executive officers.

Special Bonus Agreement

As previously reported, on September 25, 2018, we entered into a Limited Liability Company Interest Purchase Agreement with Quest Diagnostics Incorporated, a Delaware corporation (“Quest”), Oxford Immunotec Limited, a wholly owned subsidiary of the Company (“Oxford Limited”) and Oxford Immunotec, Inc., a wholly owned subsidiary of the Company, pursuant to which Oxford Limited agreed to sell, and Quest agreed to acquire, the Company’s U.S. laboratory services business for gross proceeds of $170 million in cash (the “Transaction”).

In connection with the Transaction, on October 1, 2018, the Company entered into a Special Bonus Agreement (the “Bonus Agreement”) with several employees who were are core part of the deal team, including certain named executive officers of the Company. Pursuant to the Bonus Agreement, the Company will provide cash retention bonus awards to certain named executive officers, with each such cash bonus award becoming payable in a single lump sum if the employees (i) are continuously employed by the Company from the date of the Bonus Agreement through the retention date specified in the employee’s Bonus Agreement, or, if earlier, the date on which the employee’s employment with the Company and its affiliates is involuntary terminated without Cause, as defined in the Bonus Agreement (the “Retention Period”), (ii) are not terminated by the Company with Cause during the Retention Period and (iii) actively work to timely achieve all applicable milestones or other requirements for transition services provided in connection with the Transaction during the Retention Period.

Pursuant to the directors' remuneration policy, the cash bonus awards to our named executive officers were approved by the Remuneration Committee after considering the significance of the Transaction on the Company's business.

With respect to the named executive officers of the Company, the following cash bonus awards will be made to our named executive officers in 2019 if the conditions of the bonus awards are met:

Named Executive Officer	Bonus Payment	Retention Period End Date
Peter Wrighton-Smith	£150,000	8/31/2019
Stefan Linn	$200,000	8/31/2019
Richard M Altieri	$159,000	4/30/2019

Other Benefits

Each of our named executive officers are eligible to participate in the employee benefit plans available to our employees, such as medical, dental and other health and welfare benefits. In addition, the company maintains retirement related plans for its U.S.-based and U.K.-based employees in which named executive officers may participate depending upon their country of residence.

401(k) Plan

We maintain a tax-qualified retirement plan for our U.S.-based employees that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. We make matching contributions into the 401(k) plan up to a maximum match of 3%, however the Company match does not vest until an employee has two years of service. Participants have the ability to contribute pre-tax and/or Roth contributions to the plan. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

U.K. Defined Contribution Plan

The Company will auto-enrol an employee into the Company pension plan, in accordance with its pensions auto-enrolment obligations. All UK-based Company employees are eligible to join the contributory pension scheme immediately upon completion of the appropriate paperwork. Full details of the plan will be given to an employee once enrolled. The Company will contribute the lesser of either, a sum equal to 5% of the employee’s annual salary or £10,000 into the Group Personal Pension Plan each year.  The employee may elect to make additional contributions these payments which may be subject to the upper limit set by HMRC on the amount of tax-relieved contributions.

The employee has the right to opt out if the employee does not want to be a member of the plan. Membership is subject always to applicable plan rules as amended from time to time.  In addition, the Company may replace the current pension provider, and plan, with another pension plan at any time. HMRC may revise the tax-relief thresholds on an annual basis, the Company may vary the employer contribution to ensure compliance with HMRC.

Risk Management Considerations

In connection with its oversight of compensation-related risks, our Remuneration Committee has reviewed our compensation programs and practices for employees, including executive and non-executive programs and practices. In its review, our Remuneration Committee evaluated whether our policies and programs encourage unnecessary or excessive risk-taking and controls, and how such policies and programs are structured with respect to risks and rewards as well as controls designed to mitigate any risks. As a result of this review, our Remuneration Committee determined that any risks that may result from our compensation policies and practices for our employees are not reasonably likely to have a material effect on the Company.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the chief executive officer and certain other named executive officers. Prior to the enactment of the Tax Cuts and Jobs Act of 2017, the deduction limit did not apply to performance-based compensation satisfying the requirements of Section 162(m). However, the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for the Company’s fiscal 2019 tax year. As a result, compensation paid to our named executive officers after fiscal year 2018 in excess of $1 million will generally not be deductible unless it qualifies for transition relief applicable, to certain binding contracts in place as of November 2, 2017 and which were not materially modified after that date. The policy of the Remuneration Committee is to structure executive compensation to maximize the deductibility of compensation where feasible consistent with our overall compensation objectives. Preserving deductibility is not the only goal for the Company’s executive compensation program, however, and the Remuneration Committee retains the discretion to award compensation that is nondeductible.

Accounting for Share-Based Compensation

The Remuneration Committee takes accounting considerations into account in designing compensation plans and arrangements for our named executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase our ordinary shares and restricted stock unit awards that may be settled for ordinary shares to our executive officers, based on their fair values. The application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes valuation model that we use to determine the fair value of share options. These inputs are based upon assumptions as to the volatility of the underlying shares, risk free interest rates and the expected life of the options. As required under GAAP, we review our valuation assumptions at each grant date and, as a result, our valuation assumptions used to value share options granted in future periods may vary from the valuation assumptions we have used previously.

ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our statement of operations over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award's vesting schedule).

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation awarded to, earned by, or paid to our named executive officers in fiscal years 2018, 2017 and 2016.

Name and principal position held at the end of Fiscal 2018	Year	Salary	Stock awards (1)	Option awards (1)	Non-equity incentive plan compensation (2)	All other compensation	Total ($)
Peter Wrighton-Smith(3)	2018	$382,107	$635,159(4)	$312,835	$274,429	12,724(5)	$1,617,254
Chief Executive Officer		£300,000			£215,460	£9,990

	2017	$404,817	$312,836(6)	$641,877	$206,748	$18,372(7)	$1,584,650
		£300,000			£153,216	£13,973

	2016	$370,383	$316,000(8)	$594,446	$295,603	$20,004(9)	$1,596,436
		£300,000			£239,430	£16,203

Stefan Linn Chief Operating Officer	2018	$400,000	$151,441(10)	$74,594 (11)	$208,000	$6,000(12)	$840,035

Richard M. Altieri	2018	$318,000	$213,058(13)	$104,940	$153,800	$9,143(12)	$798,941
Chief Financial Officer	2017	$318,000	$115,439(14)	$236,846	$94,300	$ 9,086(12)	$770,671
	2016	$300,000	$100,007(15)	$184,961	$217,170	$4,500(12)	$806,638

Richard Wenstrup Chief Medical Officer (16)	2018	$400,000	$117,480(17)	$57,859 (18)	$145,500	$13,516(19)	$734,355

Elizabeth M Keiley (20)	2018	$291,100	$292,513(21)	$144,078	$145,900	$8,654(12)	$882,245
General Counsel

(1)

Amounts shown reflect the grant date fair value of options, restricted shares and restricted share units awarded in 2018, 2017 and 2016, as applicable, determined in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10, “Share option and equity incentive plans,” to our audited consolidated financial statements included in our 2018 Form 10-K. These fair value measures will not likely equate to the value accruing to the recipient upon vesting, as, for example, the value of a share option is dependent on the excess, if any, of the company’s share price upon exercise of the option over the strike price of the option at grant.

(2)

2018 figures include amounts paid in March 2019 under our annual cash incentive program and earned with respect to 2018 performance. 2017 figures include amounts paid in March 2018 under our annual cash incentive program and earned with respect to 2017 performance. 2016 figures include amounts paid in March 2017 under our annual cash incentive program and earned with respect to 2016 performance. The annual non-equity incentive compensation program for our named executive officers is described in the Compensation Discussion and Analysis under the caption “Non-Equity Incentive Compensation”).

(3)

Except for the equity awards made to Dr. Wrighton-Smith since becoming a publicly traded company, compensation paid to Dr. Wrighton-Smith is denominated in Pounds Sterling. For purposes of this table, all 2018 amounts have been converted based on the Pound Sterling/U.S. Dollar exchange rate in effect as of December 31, 2018 (£1/$1.27369). 2017 amounts have been converted based on the Pound Sterling/U.S. Dollar exchange rate in effect as of December 31, 2017 (£1/$1.349390). 2016 amounts have been converted based on the Pound Sterling/U.S. Dollar exchange rate in effect as of December 31, 2016 (£1/$1.23461).

(4)

Amount reflects 23,628 restricted share units awarded in 2018, the restrictions of which lapse over four years, with 40% lapsing on the second anniversary of the vesting start date, 30% on the third anniversary of the vesting start date, and 30% on the fourth anniversary of the vesting start date.

(5)	Amount represents a Company match of voluntary retirement plan contributions made by Dr. Wrighton-Smith in the amount of $12,724.
(6)

Amount reflects 23,173 restricted share units awarded in 2017, the restrictions of which lapse over four years, with 40% lapsing on the second anniversary of the vesting start date, 30% on the third anniversary of the vesting start date, and 30% on the fourth anniversary of the vesting start date.

(7)

Amount represents a Company match of voluntary retirement plan contributions made by Dr. Wrighton-Smith in the amount of $13,480 and benefits payable under other Company benefit plans available to all employees in the aggregate amount of $4,892.

(8)

Amount reflects 30,950 restricted share units awarded in 2016, the restrictions of which lapse over four years, with 40% lapsing on the second anniversary of the vesting start date, 30% on the third anniversary of the vesting start date, and 30% on the fourth anniversary of the vesting start date.

(9)

Amount represents a Company match of voluntary retirement plan contributions made by Dr. Wrighton-Smith in the amount of $15,538 and benefits payable under other Company benefit plans available to all employees in the aggregate amount of $4,466.

(10)	Amount reflects 5,634 restricted share units awarded in 2018, the restrictions of which lapse over four years, with 40% lapsing on the second anniversary of the vesting start date, 30% on the third anniversary of the vesting start date, and 30% on the fourth anniversary of the vesting start date. Mr. Linn's equity award was prorated to his date of hire in 2017.
(11)	Mr. Linn's option award was prorated to his date of hire in 2017.
(12)	Amount represents a Company match under the Company’s 401(k) Plan.
(13)	Amount reflects 7,926 restricted share units granted in 2018, the restrictions of which lapse over four years, with 40% lapsing on the second anniversary of the vesting start date, 30% on the third anniversary of the vesting start date, and 30% on the fourth anniversary of the vesting start date.
(14)	Amount reflects 8,551 restricted share units granted in 2017, the restrictions of which lapse over four years, with 40% lapsing on the second anniversary of the vesting start date, 30% on the third anniversary of the vesting start date, and 30% on the fourth anniversary of the vesting start date.
(15)	Amount reflects 9,795 restricted share units granted in 2016, the restrictions of which lapse over four years, with 40% lapsing on the second anniversary of the vesting start date, 30% on the third anniversary of the vesting start date, and 30% on the fourth anniversary of the vesting start date.
(16)	In 2018, Dr. Wenstrup was a named executive officer. He resigned from the Company effective March 8, 2019.
(17)	Amount reflects 4,370 restricted share units granted in 2018, the restrictions of which lapse over four years, with 40% lapsing on the second anniversary of the vesting start date, 30% on the third anniversary of the vesting start date, and 30% on the fourth anniversary of the vesting start date. Dr. Wenstrup's equity award was prorated to his date of hire in 2017.
(18)	Dr. Wenstrup's option award was prorated to his date of hire in 2017.
(19)	Amount represents a Company match under the Company’s 401(k) Plan in the amount of $6,000 and rent for office space in the amount of $7,516.
(20)	In 2018, Ms. Keiley was a named executive officer. She resigned from the Company effective April 12, 2019.
(21)	Amount reflects 10,882 restricted share units granted in 2018, the restrictions of which lapse over four years, with 40% lapsing on the second anniversary of the vesting start date, 30% on the third anniversary of the vesting start date, and 30% on the fourth anniversary of the vesting start date.

GRANTS OF PLAN-BASED AWARDS

The following table shows information regarding grants of plan-based awards to our named executive officers for the fiscal year ended December 31, 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards	All Other Option Awards	Exercise Price	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($) (3)	Target ($) (4)	Maximum ($) (5)	Units (#)	Options (#)	Awards ($/Sh) (6)	Awards (7)
Peter Wrighton-Smith (1)	2018 Bonus (2)	—	268,475	573,161	—	—	—	—
	3/15/2018	—	—	—	23,628	—	—	$312,835
	3/15/2018	—	—	—	—	103,330	$13.24	$635,319
Stefan Linn	2018 Bonus (2)	—	200,000	600,000	—	—	—	—
	3/15/2018	—	—	—	5,634 (8)	—	—	$74,594
	3/15/2018	—	—	—		24,637 (8)	$13.24	$151,479
Richard M. Altieri	2018 Bonus (2)	—	159,000	477,000	—	—	—	—
	3/15/2018	—	—	—	7,926	—	—	$106,208
	3/15/2018	—	—	—	—	34,661	$13.24	$213,111
Richard Wenstrup (9)	2018 Bonus (2)	—	200,000	600,000	—	—	—	—
	3/15/2018	—			4,370 (8)	—	—	$57,859
	3/15/2018	—				19,112 (8)	$13.24	$117,509
Elizabeth M. Keiley (10)	2018 Bonus (2)	—	145,550	436,650		—	—	—
	3/15/2018	—	—	—	10,882	—	—	$144,078
	3/15/2018	—	—	—		47,587	$13.24	$292,586
(1)	For purposes of this table, all 2018 amounts have been converted based on the Pound Sterling/U.S. Dollar exchange rate in effect as of December 31, 2018 (£1/$1.27369).
(2)	2018 figures include amounts paid in March 2019 under our annual cash incentive program and earned with respect to 2018 performance.
(3)	The threshold amount payable under our annual cash incentive program is $0.
(4)	The target cash incentive for our chief executive officer is 70% of base salary. The target cash incentive for our other executive officers is 50% of base salary.
(5)	The maximum amount payable under our annual cash incentive program is 150% of base salary.
(6)	This amount represents the closing price on the date of grant.
(7)

Amounts shown reflect the grant date fair value of options, restricted shares and restricted share units awarded in 2018, determined in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10, “Share option and equity incentive plans,” to our audited consolidated financial statements included in our 2018 Form 10-K.

(8)	The equity awards made in 2018 for Mr. Linn and Dr. Wenstrup were prorated to their respective dates of hire in 2017.
(9)	In 2018, Dr. Wenstrup was a named executive officer. He resigned from the Company effective March 8, 2019.
(10)	In 2018, Ms. Keiley was a named executive officer. She resigned from the Company effective April 12, 2019.

OUTSTANDING EQUITY AWARDS AT YEAR END

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2018.

	Option awards				Stock awards
Name	Number of securities underlying unexercised options exercisable (1)	Number of securities underlying unexercised options unexercisable (2)	Option exercise price (3)	Option expiration date	Number of shares or units of stock that have not vested (4)	Market value of shares or units of stock that have not vested (5)
Peter Wrighton-Smith
3/15/2018	0	103,330	$13.24	3/15/2028
3/15/2018					23,628(6)	$301,966
2/24/2017	26,313	78,942	$13.50	2/24/2027
2/24/2017					23,173(7)	$296,151
3/4/2016	64,479	64,479	$10.21	3/4/2026
3/4/2016					18,570(8)	$237,325
6/19/2015	31,448	10,483	$14.12	6/19/2025
6/19/2015					6,620(9)	$84,604
1/16/2015	50,332	1,071	$14.57	1/16/2025
3/3/2014	75,440	0	$22.99	1/1/2024
Richard M. Altieri
3/15/2018	0	34,661	$13.24	3/15/2028
3/15/2018					7,926(6)	$101,294
2/24/2017	9,708	29,130	$13.50	2/24/2027
2/24/2017					8,551(7)	$109,282
3/4/2016	20,405	20,407	$10.21	3/4/2026
3/4/2016					5,877(8)	$75,108
6/19/2015	9,216	3,072	$14.12	6/19/2025
6/19/2015					2,060(9)	$26,327
1/16/2015	16,397	350	$14.57	1/16/2025
3/3/2014	28,720	0	$22.99	1/1/2024
11/7/2012	62,356	0	$0.81	12/31/2022
Stefan Linn
3/15/2018	0	24,637	$13.24	3/15/2028
3/15/2018					5,634(6)	$72,003
8/28/2017	17,985	53,957		8/28/2028
8/28/2017					32,531(7)	$415,746
Richard Wenstrup(10)
3/15/2018	0	19,112	$13.24	3/15/2018
3/15/2018					4,370(6)	$55,849
7/24/2017	15,480	46,440		7/24/2027
7/24/2017					18,662(7)	$238,500
Elizabeth M. Keiley (11)
3/15/2018	0	47,587	$13.24	3/15/2028
3/15/2018					10,882(6)	$139,072
2/24/2017	6,664	19,997	$13.50	2/24/2027
2/24/2017					5,870(7)	$75,019
3/4/2016	15,747	15,748	$10.21	3/4/2026
3/4/2016					4,536(8)	$57,970
6/9/2015					2,700(9)	$34,506
1/16/2015	8,812	188	$14.57	1/16/2025
3/3/2014	6,030	0	$22.99	3/3/2024

(1)

The amounts recorded include only option awards made pursuant to the Company’s share incentive plans and do not include restricted share awards or restricted share units. Restricted share awards and restricted share units are separately reported in this table.

(2)

Unless otherwise noted, option awards granted before June 15, 2015 vest in 48 equal monthly installments after the vesting start date and are subject to continued service. Option awards granted after June 15, 2015 vest annually over four years on the anniversary of the vesting start date.

(3)

The exercise price of the options is not less than the fair market value of our ordinary shares. For options issued prior to our initial public offering in November 2013, fair market value of our ordinary shares was determined by our Board of Directors using an independent third-party valuation. For options issued since our initial public offering in November 2013, fair market value of our ordinary shares is the closing price of the Company shares on the date of grant.

(4)

The restrictions applicable to the restricted share units granted to our senior executives generally lapse over four years as follows: 40% on the two-year anniversary of the vesting start, 30% on the third anniversary of the vesting start and 30% on the fourth anniversary of the vesting start. All restricted share units reported were granted on June 19, 2015, March 4, 2016, February 24, 2017 and March 15, 2018.

(5)

The market value of the shares that have not vested was determined by multiplying the number of shares or units that have not vested by the closing market price of the Company’s ordinary shares on the Nasdaq Global Market on the last day of the completed fiscal year reported which was $12.78.

(6)	The amount reflects the number of restricted share units awarded in 2018.
(7)	The amount reflects the number of restricted share units awarded in 2017.
(8)	The amount reflects the number of restricted share units awarded in 2016.
(9)	The amount reflects the number of restricted share units awarded in 2015.
(10)	In 2018, Dr. Wenstrup was a named executive officer. He resigned from the Company effective March 8, 2019.

(11) In 2018, Ms. Keiley was a named executive officer. She resigned from the Company effective April 12, 2019.

OPTION EXERCISES AND SHARES VESTED IN 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (2)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Peter Wrighton-Smith	94,273	$1,505,342	41,632(3)	$525,019
Stefan Linn	0	$0	0	$0
Richard M. Altieri	152,330	$1,753,318	14,593(4)	$182,324
Richard Wenstrup(5)	0	$0	0	$0
Elizabeth M. Keiley (6)	0	$0	5,723	$81,138
(1)	This amount represents the total number of options that were exercised.
(2)	This amount is determined by the difference between the closing market price of our ordinary shares on the Nasdaq Global market on the date of exercise and the exercise price of the options.
(3)	This amount reflects 22,632 restricted share awards that vested and 19,000 restricted share units that vested.
(4)	This amount reflects 8,616 restricted share awards that vested and 5,977 restricted share units that vested.
(5)	In 2018, Dr. Wenstrup was a named executive officer. He resigned from the Company effective March 8, 2019.
(6)	In 2018, Ms. Keiley was a named executive officer. She resigned from the Company effective April 12, 2019.

Pension Benefits & Nonqualified Deferred Compensation

We do not provide a pension plan for our employees and no executive officers participated in a nonqualified deferred compensation plan during the fiscal year ended December 31, 2018.

Potential Payments upon Termination or Change of Control

We have entered into employment agreements with each of our executive officers, which contain severance and change of control provisions and are more fully described in the section of this proxy statement titled “Agreements with our Executive Officers”.

The following table describes the payments and benefits that each of our executive officers would be entitled to receive pursuant to their respective agreements, assuming that each of the following triggers occurred on December 31, 2018: (i) their employment was terminated for a reason other than for "cause" within one year of a "change of control" or (ii) their employment was terminated by the Company other than for cause or by the executive officer for "good reason".

Name	Employment terminated by Company other than for cause or by employee for good reason	Employment Terminated on Change of Control
	Severance Payment	Severance Payment	Equity Acceleration(1)
Dr. Peter Wrighton- Smith	£300,000 (2)	£300,000 (2)	$1,251,470
Stefan Linn	$300,000 (3)	$300,000 (3)	$487,749
Richard M. Altieri	$238,500 (4)	$238,500 (4)	$1,163,299
Richard Wenstrup	$600,000 (5)	$600,000 (5)	$293,838
Elizabeth M. Keiley	$218,250 (6)	$218,250 (6)	$387,509

(1)	Amount reflects fair value of all outstanding equity awards if vested on December 31, 2018.
(2)	Amount reflects twelve months of base salary.
(3)	Amount reflects nine months of base salary.
(4)	Amount reflects nine months of base salary.
(5)

Amount reflects eighteen months of base salary. Based on the terms of his employment agreement, Dr. Wenstrup would be entitled to nine (9) months of severance in the event of Dr. Wenstrup’s termination upon a change of control event after the second anniversary of his hire date. In 2018, Dr. Wenstrup was a named executive officer. He resigned from the Company effective March 8, 2019.

(6)	Amount reflects nine months of base salary. In 2018, Ms. Keiley was a named executive officer. She resigned from the Company effective April 12, 2019.

Remuneration Committee Report

The Remuneration Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussions, the Remuneration Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Remuneration Committee:

James R. Tobin (Chair)

Ronald Andrews, Jr.

Patrick J. Balthrop, Sr.

Patricia Randall

Herm Rosenman

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the following information regarding the relationship between the annual total compensation of Dr. Wrighton-Smith, our Chief Executive Officer, and the median annual total compensation of our employees (other than Dr. Wrighton-Smith) for 2018.

● Dr. Wrighton-Smith's annual total compensation, as reported in the Summary Compensation Table included in this proxy statement, was $1,617,254.

● The median of the annual total compensation of all employees (other than Dr. Wrighton-Smith) of the Company was $81,342.

● Based on the above, for 2018, the ratio of Dr. Wrighton-Smith's annual total compensation to the median of the annual total compensation of all employees was 20 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended. We determined the median of the annual total compensation of our employees as of December 31, 2018. In assembling the data, we included all full-time, part-time and fixed term employees who had finished any applicable probationary period prior to December 31, 2018. Temporary employees were not included in the calculation as they are not directly employed by the Company. As of December 31, 2018, we had 85 employees in the U.S., 104 employees in the United Kingdom, including field sales personal located in Europe and 20 employees in Japan. In accordance with the permitted methodology for determining the “median employee,” we excluded our 4 employees in China and sole employee in Korea from our analysis based on the 5% de minimis exception. All salaries and annual cash incentive compensation was converted from local currency to U.S. Dollars using the exchange rates for Pound Sterling and Japanese Yen as of December 31, 2018. Where applicable, 2018 compensation included cash incentive awards made in 2019 based on 2018 performance. The median employee was identified from the combined listing of total annual cash compensation of all employees, excluding the chief executive officer, by taking the average annual total compensation of the two middle employees. Once we identified the median employee, we calculated such employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median total annual compensation disclosed above. With respect to the annual total compensation of Dr. Wrighton-Smith, we use the amount reported in the "Total" column in the Summary Compensation Table included in this proxy statement. The total compensation of the chief executive officer as reported in the Summary Compensation Table, includes compensation in the form of equity awards; whereas, the total compensation for the median employee does not include compensation in the form of equity awards.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratios reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options and restricted stock units granted to our employees, consultants, and directors, as well as the number of ordinary shares remaining available for future issuance under our 2013 Share Incentive Plan, as amended.

Number of Outstanding Options	Number of Outstanding Restricted Share Units	Number of Ordinary Shares Remaining for Issuance
2,428,402	300,954	1,712,132

Agreements with our named executive officers

Peter Wrighton-Smith, Ph.D.

We entered into a service agreement with Dr. Wrighton-Smith dated October 21, 2002 that, together with amendments dated October 17, 2007 and November 8, 2013, sets forth the terms and conditions under which Dr. Wrighton-Smith serves as our Chief Executive Officer. The agreement has no specific term. Dr. Wrighton-Smith’s current annual base salary is $520,000.

Dr. Wrighton-Smith’s option awards reflected in the table above include a “double trigger” to accelerated vesting upon a change in control. Under the terms of the option agreements, the unvested portions of the awards will automatically vest if (i) within one year of a change in control the Company terminates Dr. Wrighton-Smith’s employment other than for cause or (ii) Dr. Wrighton-Smith terminates employment for a good reason. If the event constituting good reason is the change in composition of the Company’s Board of Directors, accelerated vesting will apply only if the change in Board of Directors composition occurs after the one year anniversary but prior to the third anniversary of the change in control. For purposes of these option awards, a change in control event will be deemed to occur upon the purchase of substantially all of our outstanding shares by, or the sale of substantially all of our assets to, a third party. Both we and Dr. Wrighton-Smith must give a minimum of 12 months’ prior notice to terminate his employment, other than for cause (as defined in his service agreement). We have the right to place Dr. Wrighton-Smith on paid leave rather than allowing him to continue to provide services during this notice period. If we elect to place him on leave, the period of leave would be counted as part of the post-employment non-competition period. Dr. Wrighton-Smith is obligated to refrain from competition with us for 12 months after his termination, unless that period is shortened by a period of leave.

Although not specified in his service agreement, as discussed above, Dr. Wrighton-Smith is eligible for an annual cash incentive opportunity equal to a percentage of his base salary determined by the Remuneration Committee, subject to achievement of corporate and individual performance goals established by the Remuneration Committee at the beginning of each fiscal year. For 2018, the annual cash incentive opportunity was equal to 70% of Dr. Wrighton-Smith’s base salary.

Richard M. Altieri

Mr. Altieri has served as our Chief Financial Officer pursuant to an amended and restated employment agreement dated October 1, 2013. Mr. Altieri stepped down from the position of Chief Financial Officer effective April 8, 2019 and has indicated his intent to retire from the Company effective April 30, 2019. No severance is due Mr. Altieri. He will be paid the bonus per the agreement made in October 2018 in recognition of his contributions to the sale of the U.S. laboratory service businesses to Quest Diagnostics Inc.

Stefan Linn

We entered into an employment agreement with Mr. Linn dated August 28, 2017 that sets forth the terms and conditions under which Mr. Linn serves as our Chief Operating Officer. The agreement has no specific term and establishes an at-will employment. Mr. Linn's current annual base salary is $416,000.

Mr. Linn's option awards option awards reflected in the table above include a “double trigger” to accelerate vesting upon a change in control. Under the terms of the option agreements, the unvested portions of the awards will automatically vest if (i) within one year of a change in control the Company terminates Mr. Linn's employment other than for cause or (ii) Mr. Linn terminates employment for a good reason.

We may terminate Mr. Linn’s employment with or without cause and without notice, but Mr. Linn is required to provide at least one month’s advance notice to us if he is terminating his employment. If we terminate Mr. Linn’s employment other than for cause (as defined in his employment agreement), or Mr. Linn terminates his employment for good reason (as defined in his employment agreement), he will be entitled to receive, subject to certain conditions, severance equal to nine months of his then current base salary, payable as salary continuation. Mr. Linn's right to receive any severance payment is conditioned on, among other things, providing us with a signed release, complying with all post-employment obligations and restrictions, including non-competition restrictions, and diligently pursuing alternate employment. Mr. Linn is obligated to refrain from engaging in competition with us for a period of one year after any termination.

For 2018, Mr. Linn was eligible for an annual cash incentive opportunity equal to 50% of his base salary, and, although not set forth in his employment agreement, for 2018 he was eligible for an equity incentive award equal to 100% of his base salary. In March 2019, the Remuneration Committee examined Mr. Linn's total compensation in relation to the Peer Group. Based on this review, it was determined that Mr. Linn's annual cash incentive opportunity would be increased to 70% of his base salary and his potential equity award would be increased to 150% of his base salary. The annual equity award is subject to achievement of corporate performance goals established by the Remuneration Committee as well as individual performance goals established by Dr. Wrighton-Smith at the beginning of each fiscal year.

Elizabeth M. Keiley

We entered into a severance agreement with Ms. Keiley on October 16, 2017, which sets forth the terms and conditions under which Ms. Keiley serves as our Senior Vice President, General Counsel. Ms. Keiley resigned from the Company effective April 12, 2019. No severance is due to Ms. Keiley under the severance agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of ordinary shares as of April 22, 2019 by:

●     Each beneficial owner of more than 5% of our ordinary shares;

●     Each current director or nominee;

●     Each named executive officer as of April 22, 2019; and

●     All of our directors and executive officers as a group.

As of April 22, 2019, 26,623,057 ordinary shares were outstanding. The number of ordinary shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information contained in the following table does not necessarily indicate beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants, other convertible securities or rights held by that person that are currently exercisable or will become exercisable on or before June 21, 2019 (60 days after April 22, 2019), are deemed to be beneficially owned by such person and included in the outstanding shares used to calculate their beneficial ownership. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Unless otherwise noted below, the address for each beneficial owner in the table below is c/o Oxford Immunotec Global PLC, 94C Innovation Drive, Milton Park, Abingdon, OX14 4RZ, United Kingdom, and each individual beneficial owner has sole voting and dispositive power with respect to the shares shown below.

Oxford Immunotec Global PLC
Beneficial Ownership Table
As of April 22, 2019

	Amount and nature of beneficial ownership
				Percent
Name and address of beneficial owner	Ordinary Shares	Options	Total	of Class of Total

5% shareholders:
Invesco (1)	2,703,734	-	2,703,734	10.16%
Consonance Capital Management LP (2)	2,579,784		2,579,784	9.69%
Polar Capital LLP (3)	2,557,973	-	2,557,973	9.61%
First Light Asset Management, LLC(4)	2,539,552		2,539,552	9.54%
Redmile Group, LLC (5)	2,227,507	-	2,227,507	8.37%
Alyeska Investment Group, L.P. (6)	1,318,265	-	1,318,265	4.95%
Named executive officers and directors:
Peter Wrighton-Smith, Ph.D.	356,052	343,942	700,004	2.60%
Stefan Linn	-	24,144	24,144	0.09%
Matthew T E McLaughlin	-	-	-	-

Name and address of beneficial owner	Ordinary Shares	Options	Total	Percent of Class of Total
Ronald A. Andrews, Jr. (7)	-	44,742	44,742	0.17%
Patrick J. Balthrop, Sr. (7)	-	41,013	41,013	0.15%
Mark Klausner (8)	-	21,127	21,127	0.08%
Patricia Randall (7)(9)	8,650	89,514	98,164	0.37%
Herm Rosenman (7)	-	59,656	59,656	0.22%
Richard A. Sandberg (7)	6,000	38,935	44,935	0.17%
James R. Tobin (7)	-	52,199	52,199	0.20%
A. Scott Walton (7)	-	44,742	44,742	0.17%

All executive officers and directors as a group	370,702	760,024	1,130,726	4.21%

(1)

As reported on an Amended Schedule 13G/A (filed with the SEC on February 5, 2019) by Invesco Ltd., or Invesco. As of December 31, 2018, Invesco had sole voting and dispositive power over 2,703,734 shares. Invesco Asset Management Limited, a subsidiary of Invesco, is an investment adviser that holds these shares. The address of Invesco is 1555 Peachtree Street NE, Atlanta, GA 30309.

(2)

Based on a Schedule 13G filed with the SEC on February 14, 2019. The Schedule 13G was filed jointly by Consonance Capital Management LP, Consonance Capital Opportunity Fund Management LP, Mitchell Blutt and Consonance Capman GP LLC. Consonance Capital Master Account LP (“Consonance Master”) directly holds 2,495,908 shares of our ordinary shares (the “Master Account Shares”). Consonance Capital Management LP (the “Adviser”) is the investment adviser of Consonance Master, and pursuant to an investment advisory agreement (the “Advisory Agreement”), the Adviser exercises voting and investment power over the Master Account Shares held by Consonance Master. Consonance Capman GP LLC (“Capman”) is the general partner of the Adviser and Mitchell Blutt, as the Manager & Member of Capman and Chief Executive Officer of the Adviser, may be deemed to control Capman and the Adviser. Each of the Adviser, Capman and Mr. Blutt may be deeded to beneficially own the Master Account Shares. A managed account managed by Consonance Capital Opportunity Fund Management LP (“Consonance Opportunity”) directly holds 83,876 shares of our ordinary shares (the “Managed Account Shares”). Capman is the general partner of Consonance Opportunity and Mitchell Blutt, as the Manager & Member of Capman, may be deemed to control Capman and Consonance Opportunity. Each of Consonance Opportunity, Capman and Mr. Blutt may be deemed to beneficially own the Managed Account Shares. The address of the entities and persons is 1370 Avenue of the Americas, Floor 33, New York, NY 10019.

(3)

As reported on an Amended Schedule 13G/A (filed with the SEC on February 14, 2019) by Polar Capital, LLP. As of December 31, 2017, Polar Capital had sole voting and dispositive power over 2,557,973 shares. The address of Polar Capital LLP is 16 Palace Street, London, SW1E 5JD.

(4)	As reported on an Amended Schedule 13G/A (filed with the SEC on February 14, 2019) by First Light Focus Fund, LP, or the Fund, First Light Focus Fund GP,LLC, or the General Partner, First Light Asset Management, LLC, or the Manager, and Mathew P. Arens, or Mr. Arens. The Manager is deemed to be the beneficial owner of 2,514,552 shares, or shares by virtue of the fact that it acts as an investment advisor to certain persons holding separately managed accounts with the Manager. Mr. Arens is also deemed to be the beneficial owner of these shares because he controls the Manager as managing member and majority owner. The Fund is the direct holder and beneficial owner of 1,554,313 of the shares. The General Partner is deemed to be a beneficial owner of these shares because it is the sole general partner of the Fund. The Manager is also beneficial owner of these shares as it is an investment advisor to the Fund. As managing member and majority owner of the Manager, Mr. Arens is also deemed to be a beneficial owner of these shares. Mr. Arens also directly holds 25,000 shares in an individual capacity. The address of the entities and persons is 3300 Edinborough Way, Suite 201, Edina, MN 55435.

(5)

As reported on an Amended Schedule 13G/A (filed with the SEC on February 14, 2019) by Redmile Group LLC, or Redmile. Redmile serves as the general partner and/or investment manager to the limited partnerships and pooled investment vehicles that own the shares. Redmile, as the general partner and/or investment manager to the limited partnership(s), pooled investment vehicle(s), etc. and Jeremy Green, as the majority managing member and owner of Redmile, may therefore be deemed to beneficially own securities owned by such investment limited partnership, pooled investment vehicle, etc. for the purposes of Rule 13d-3 of the Act, insofar as they may be deemed to have the power to direct the voting or disposition of the shares. As of December 31, 2018, Redmile and Mr. Green had shared dispositive power and voting power over 2.227,507 shares. Redmile and Mr. Green disclaim beneficial ownership of all shares held of record by Redmile in which they do not have an actual pecuniary interest. The address of Redmile is One Letterman Drive, Bldg. D, Ste. D3-300, San Francisco, CA  94111.

(6)

As reported on Schedule 13G/A (filed with the SEC on February 14, 2019) by Alyeska Investment Group, L.P., Alyeska Fund GP, LLC, Alyeska Fund 2 GP, LLC, and Anand Parekh. Anand Parekh is the Chief Executive Officer and control person of Alyeska Investment Group, L.P., which is the investment advisor to Alyeska Fund GP, LLC and Alyeska Fund 2 GP, LLC. Each of the reporting persons has shared voting and dispositive power with respect to these shares. The address of Alyeska Investment Group, L.P. is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.

(7)	Includes 7,457 ordinary shares underlying options exercisable within 60 days.
(8)	Includes 12,428 ordinary shares underlying options exercisable within 60 days.
(9)	All shares are held in the Patricia Randall Trust, of which Ms. Randall is the sole trustee and beneficiary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

All of our directors, executive officers and any greater than 10 percent shareholders are required by Section 16(a) of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of shares and to furnish us with copies of such reports. Based on a review of those reports and written representations that no other reports were required, we believe that our Section 16 officers and directors complied with all of their applicable Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

There were no transactions during 2018 in which we were a participant where the amount involved exceeded $120,000 and one or more of our executive officers, directors, director nominees or 5% shareholders, or their immediate family members had a direct or indirect material interest. We refer to these as “related person transactions.”

Related Person Transactions Policy

We have adopted a policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee will be responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy will require our Audit Committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.

AUDIT COMMITTEE REPORT

Review of the Company’s Audited Financial Statements for the Year ended December 31, 2018

Our Audit Committee has reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2018. Our Audit Committee has also discussed with Ernst & Young LLP, our U.S. independent registered public accounting firm, the matters required to be discussed by Auditing Standard No.16, Communications with Audit Committees (AS16), as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

Our Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and our Audit Committee has discussed with Ernst & Young LLP its independence from management and the Company.

Based on our Audit Committee’s review and discussions with management and the independent auditors, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, our Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

The Audit Committee of the Board of Directors Herm Rosenman, Chairman Richard A. Sandberg Mark Klausner A. Scott Walton

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The Audit Committee approves Ernst & Young LLP’s and its affiliates’ audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Before the commencement of each fiscal year, the Audit Committee appoints the independent auditor to perform audit services that we expect to be performed for the fiscal year and appoints the auditor to perform audit-related, tax and other permitted non-audit services. In addition, our Audit Committee approves the terms of the engagement letter to be entered into by us with the independent auditor. The Audit Committee has also delegated to its chairman the authority, from time to time, to pre-approve audit-related and non-audit services not prohibited by law to be performed our independent auditors and associated fees, provided that the chairman shall report any decisions to pre-approve such audit-related and non-audit services and fees to our full Audit Committee at its next regular meeting.

The table below sets forth the fees billed by to Ernst & Young LLP over the past two years in connection with its work for us, including our subsidiary, Oxford Immunotec Limited. All such audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Fees billed by Ernst & Young LLP in 2017 and 2018 were as follows:

Fees(all USD)	2018	2017
Audit Fees(1)	1,588,608	944,719
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	1,588,608	944,719

(1) Fees billed for audit services in 2017 and 2018 consisted of audit of our annual financial statements, statutory audits and services related to SEC matters.

Representatives of Ernst & Young LLP are expected to be present at the Meeting and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareholders during the Meeting.

ADDITIONAL INFORMATION

U.K. Statutory Annual Accounts and Reports of the Board of Directors and Auditors of Oxford Immunotec Global PLC for the period January 1, 2018 through December 31, 2018

Consistent with its obligations under the U.K. Companies Act 2006, our Board of Directors will present at the Meeting our U.K. statutory annual accounts and reports for the period January 1, 2018 through December 31, 2018. Accordingly, our Board of Directors will lay before the Company at the Meeting the Company’s U.K. statutory annual accounts and reports for the period January 1, 2018 through December 31, 2018, which have been approved by and, where appropriate, signed on behalf of our Board of Directors and will be delivered to the Registrar of Companies in the United Kingdom following the Meeting. Copies of our U.K. statutory directors’ remuneration report, including the annual report on remuneration, is included as Annex A to this proxy statement. A complete copy of our U.K. statutory annual accounts and reports, including the statutory Board of Directors report, strategic report, and auditor’s report on our U.K. accounts is attached hereto and incorporated herein. You will be provided an opportunity to raise questions in relation to such accounts and reports at the Meeting. Full accounts and reports will be available for inspection prior to and during the Meeting.

Shareholders’ Rights to Call a General Meeting

Our shareholders have the right to call a meeting of our shareholders. The U.K. Companies Act 2006 generally requires the directors to call a general meeting once we have received requests to do so from shareholders representing at least 5% of our paid-up shares entitled to vote at a general meeting. The U.K. Companies Act 2006 generally prohibits shareholders of a U.K. public limited company from passing written resolutions. However, significant shareholders would, in any case, still have the power to call a general meeting and propose resolutions. These provisions are mandatory under the U.K. Companies Act 2006 and cannot be waived by our shareholders.

Shareholder Proposals for 2020 Annual General Meeting

In order to be considered for inclusion in our proxy statement for our 2020 annual general meeting of shareholders, shareholder proposals must be received by the Company at the Office of the Company Secretary, 94C Innovation Drive, Milton Park, Abingdon, Oxfordshire OX14 4RZ no later than 120 days before the anniversary of the date on which we sent our proxy materials for the Meeting, or January 10, 2020. However, if the date of such annual general meeting is more than 30 calendar days from the date of the anniversary of the Meeting, then the notice must be received by our Company Secretary a reasonable time before we begin to print and send our proxy materials.

Shareholder proposals submitted for consideration at our 2020 annual general meeting of shareholders, but not submitted for inclusion in our proxy statement for our 2020 annual general meeting of shareholders, must be received by the Company at the Office of the Company Secretary, 94C Innovation Drive, Milton Park, Abingdon, Oxfordshire OX14 4RZ no later than 45 days before the anniversary of the date of the Meeting, or May 4, 2020. However, if the date of the 2020 annual general meeting is changed by more than 30 calendar days from the date of the anniversary of the Meeting, the notice must be received by our Company Secretary at least 45 days prior to the date we intend to distribute our proxy materials with respect to the 2020 annual general meeting. If a shareholder does not timely provide notice as described above, proxies solicited on behalf of our management for the 2020 annual general meeting will confer discretionary authority to vote with respect to any such matter, as permitted by the proxy rules of the SEC.

Under section 338 of the U.K. Companies Act (2006), shareholders representing at least 5% of holders entitled to vote on a resolution at an annual general meeting may require the Company to include such resolution in its notice of an annual general meeting. Provided the applicable thresholds are met, notice of the resolution must be received by the Company at the Office of the Company Secretary, 94C Innovation Drive, Milton Park, Abingdon, Oxfordshire OX14 4RZ at least six weeks prior to the date of the annual general meeting, or, if later, at the time notice of the annual general meeting is delivered to shareholders.

Householding Notice– Important Notice Regarding Delivery of Shareholder Documents

The SEC rules allow companies, subject to certain conditions, to send only one proxy statement and annual report to shareholders to two or more shareholders who share the same last name and address. This "householding" rule provides greater convenience for shareholders and cost savings for companies by reducing the number of duplicate documents that households receive.

If you are an Oxford Immunotec Global PLC shareholder who resides in the same household with another shareholder with the same last name, or if you hold more than one account with Computershare registered in your name at the same address, and wish to receive a separate proxy statement and annual report to shareholders for each account, please contact our transfer agent, Computershare, PO Box 43001, Providence, RI 02940-3001 USA. You may also call Computershare as follows: within the United States, U.S. territories and Canada 855-895-7224; outside the United States, U.S. territories and Canada 732-491-0756.

If you do not contact us within 60 days of the date of this mailing, your consent to “householding” will be presumed and your household will receive only one proxy statement and annual report to shareholders until you, or other members of your household, revoke such consent. Please note that each shareholder will continue to receive a separate proxy card or other personalized information, which will allow each individual to vote independently. You may also receive a separate mailing if you hold additional shares in a brokerage account.

You may revoke your consent at any time by contacting our transfer agent, Computershare, using the same contact information as set forth above. Your request to begin receiving separate documents will begin 30 days after receiving such notice.

No action is required on your part to participate. This program not only allows us to reduce costs but also is more environmentally friendly by reducing the unnecessary use of materials.

Questions?

If you have any questions or need more information about the Meeting please write to us at our offices in Marlborough, Massachusetts:

Matthew T E McLaughlin

Chief Financial Officer

Oxford Immunotec Global PLC

700 Nickerson Road, Suite 200

Marlborough, MA 01752

OXFORD IMMUNOTEC GLOBAL PLC
DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2018

Annex A to Proxy Statement

Directors’ Remuneration Report

The information provided in this part of the Directors’ Remuneration Report is not subject to audit.

Remuneration Committee Chairman’s Annual Statement

Dear Shareholder:

On behalf of the Board of Directors of Oxford Immunotec Global PLC, I am pleased to present the Directors’ Remuneration Report.

Shareholders will be invited to approve the Annual Report on Remuneration (which will be a non-binding advisory vote) at the annual general meeting of shareholders to be held on 18 June 2019 (the “AGM”).

Period Covered by the Annual Report on Remuneration

The Annual Report on Remuneration that follows is for the full year period of 1 January 2018 through 31 December 2018.

The Remuneration Committee

The Remuneration Committee is responsible for reviewing and establishing our management remuneration policy and philosophy, including determining and approving the remuneration of the chief executive officer and other executives who comprise our senior management team. While the full Board of Directors sets director remuneration, the Remuneration Committee makes recommendations on such matters to the Board of Directors.

Philosophy

We seek to attract and retain outstanding employees, who have the potential to achieve consistently strong results for shareholders, and to attract and retain non-executive directors who can substantially contribute to our success as an innovative diagnostics company operating in a global environment. Given that most of our senior executives and most of our non-executive directors live and work in the United States, and the fact that we are listed on a U.S. stock exchange, we assess the competitiveness of our policies primarily against U.S. benchmarks and practices.

Business strategy during 2018

Our primary goals in 2018 were to grow revenues, improve gross margin and make significant progress in achieving our product development and quality objectives. In 2018, we completed the divestiture of our U.S. laboratory services business, which transformed the Company into a pure play in vitro diagnostics manufacturer. The divestiture strengthened our balance sheet and, based upon the streamlined business, should significantly enhance our pathway to profitability in 2019.

/s/James R. Tobin

James R. Tobin

Chairman of the Remuneration Committee

30 April 2019

OXFORD IMMUNOTEC GLOBAL PLC
DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2018

PART I - ANNUAL REPORT ON REMUNERATION

Certain information provided in this part of the Directors’ Remuneration Report is subject to audit. That audit has not yet been completed on the date this report was sent out to members under section 423(1) of the Companies Act 2006. The Company expects that audit to be completed on May 17, 2019. If, as a result of that audit, any information that is subject to audit in this Directors’ Remuneration Report requires amendment, the directors shall prepare a revised report in accordance with section 454 of the Companies Act 2006.

The following sections are not subject to audit:

●	performance graph;
●	percentage change in remuneration of director undertaking the role of CEO;
●	relative importance of spend on pay;
●	statement of implementation of remuneration policy in the current financial year;
●	consideration by directors of matters relating to directors remuneration; and
●	statement of voting results at the annual general meeting.

The Remuneration Committee presents the Annual Report on Remuneration, which will be put to shareholders for a non-binding vote at the annual general meeting to be held on 18 June 2019.

Single Total Figure of Remuneration – Executive Directors

Executive Director Peter Wrighton-Smith(1)	Base Salary	Taxable Benefits	Annual Cash Incentive (2)	Equity-Based Awards (3)	Matching of Voluntary Pension Contributions and other items ($)	Total
2018	$382,107	$848(4)	$465,483(5)	$662,486(6)	$12,724(7)	$1,523,648
	£300,000	£666(4)	£365,460		£9,990
2017	$404,817	$957(8)	$206,748(9)	$647,315(10)	$17,415(11)	$1,277,252
	£300,000	£709(8)	£153,216(9)		£12,906(11)
2016	$370,383	$877(12)	$295,603(13)	$808,525(14)	$19,137(15)	$1,494,488
	£300,000	£710(12)	£239,430(13)		£15,500(15)
(1)

Remuneration paid to and amounts paid for benefits provided for Dr. Wrighton-Smith is denominated in Pounds Sterling. For purposes of this table, all 2018 amounts have been converted based on the Pound Sterling/U.S. Dollar exchange rate in effect as of 31 December 2018 (£1/$1.27369). 2017 amounts have been converted based on the Pound Sterling/U.S. Dollar exchange rate in effect as of 31 December 2017 (£1/$1.349390). 2016 amounts have been converted based on the Pound Sterling/U.S. Dollar exchange rate in effect as of 31 December 2016 (£1/$1.23461).

(2)	Amounts recorded here reflect cash received or receivable in the reported year for the achievement of performance measures and targets in the reported year.
(3)

Amounts recorded here reflect the cash equivalent of equity awards that have vested in the reported year. Under the Group’s Share Incentive Plans, (i) in the case of options awarded before June 2015, the awards vest monthly over a 48 month period and (ii) in the case of options awarded after June 2015, awards vest annually in equal amounts over 4 years. The option awards are not subject to performance requirements. The cash equivalent of option awards is calculated by multiplying the number of options that vested during the reported period by the market value of the Group’s shares on the date of vesting or, if vesting occurred on a date when the market was not open, the preceding business day. The cash equivalent of restricted share awards is calculated by multiplying the number of restricted shares which became unrestricted during the reported period by the market value of the Group’s shares on the date the restriction on the shares lifted. The cash equivalent of restricted share units is calculated by multiplying the number of restricted units which vested during the reported period by the market value of the Group’s shares on the date the vesting occurred. In both cases, if the date of lapse or vesting occurred on a date when the market was not open, the closing price on the preceding business day was used. The amount of remuneration reported in this column attributed to options was not realized by Dr. Wrighton-Smith in the reported period because these options were not exercised in that period.

OXFORD IMMUNOTEC GLOBAL PLC
DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2018

(4)

Taxable benefits provided for Dr. Wrighton-Smith to which the Group contributes include the costs of private health insurance coverage. The private health insurance coverage and payment is available on equal terms to all of the Company’s U.K.-based employees.

(5)	The annual cash incentive was determined based upon performance in 2018 and paid in 2019, which includes £150,000 which becomes payable on or about August 31, 2019.
(6)	The amount reported equals the cash equivalent of options, restricted share awards and restricted share units that vested during the reported year.
(7)	The amount reported includes a Company match of voluntary retirement plan contributions made by Dr. Wrighton-Smith in the amount of $12,724 (£9,990).
(8)

Taxable benefits provided for Dr. Wrighton-Smith to which the Group contributes include the costs of private health insurance coverage. The private health insurance coverage and payment is available on equal terms to all of the Company’s U.K.-based employees.

(9)	The annual cash incentive was determined based upon performance in 2017 and paid in 2018.
(10)	The amount reported equals the cash equivalent of options, restricted share awards and restricted share units that vested during the reported year.
(11)

The amount reported includes a Company match of voluntary retirement plan contributions made by Dr. Wrighton-Smith in the amount of $13,480 (£9,990). See discussion of U.K. Defined Contribution Plan below. The amount reported reflects the £10,000 cap on tax advantaged contributions available under U.K. law. The amount also includes approximately $3,935 (£2,916) in benefits available to other employees.

(12)

Taxable benefits provided for Dr. Wrighton-Smith to which the Group contributes include the costs of private health insurance coverage in the amount of $862 (£698) and $15 (£12) paid to Dr. Wrighton-Smith for making a blood donation for use in the Group’s research and development work.

(13)	The annual cash incentive was determined based upon performance in 2016 and paid in 2017.
(14)

The amount reported equals the cash equivalent of options and restricted share awards that vested during the reported year. No portion of the restricted share units vested during the reported year. The amount reported was not realized by Dr. Wrighton-Smith in the reported year as the vested options were not exercised during the period.

(15)

The amount reported includes a Company match of voluntary retirement plan contributions made by Dr. Wrighton-Smith in the amount of $15,537 (£12,585). See discussion of U.K. Defined Contribution Plan below. The amount also includes approximately $3,600 (£2,915) in benefits available to other employees.

Base Salary

The annual rate of base salary reflected in the table above for 2018 for Dr. Wrighton-Smith became effective on 1 January 2018 and was awarded for his role as the chief executive officer of a public company. Base salary levels are customarily reviewed and, to the extent deemed appropriate, adjusted each year.

For 2018, management of the Company recommended that named executive officers' salaries not increase from 2017 to aid the Company's pathway to profitability. The Remuneration Committee approved management's recommendation and, as a result, none of the Company's named executive officers received a base salary adjustment in 2018.

For 2017, management of the Company recommended that the Chief Executive Officers' salary not increase from 2016 to aid the Company's pathway to profitability. The Remuneration Committee approved management's recommendation and, as a result, the Chief Executive Officer did not receive a base salary adjustment in 2017.

OXFORD IMMUNOTEC GLOBAL PLC
DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2018

Taxable Benefits

Generally, Dr. Wrighton-Smith participates in the same benefits we offer to all our employees in the United Kingdom, where Dr. Wrighton-Smith resides.

Annual Cash Incentive

For the 2018 year, the target annual cash incentive opportunity for Dr. Wrighton-Smith was based 70% on achievement of corporate objectives and 30% on achievement of individual objectives. The corporate objectives included revenue goals and other financial metrics. For 2018, our corporate goals were achieved at 93%. The individual objectives included targets relative to strengthening our organization, improving our strategic position and completing strategic projects. In early 2019, the Remuneration Committee conducted an assessment of Dr. Wrighton-Smith’s performance for the 2018 year, including the extent to which the various goals established for him had been achieved. Based upon his performance, the Remuneration Committee determined that Dr. Wrighton-Smith had accomplished 125% of his individual goals.

For 2018, our corporate goals and their respective weighting were as follows:

Goal	Weighting	Attainment
Revenue growth	40%	30%
Profitability	20%	23%
Quality objectives	25%	20%
Product improvement	20%	20%

●	Revenue growth: Target revenue with a sliding scale of attainment based upon reported combined revenue from both the Company’s TB and Tick-borne disease revenue lines.
●	Profitability: Equally weighted components of gross margin improvement and attainment of profitability measures.
●	Quality objectives: Customer retention, maintenance of all QMS requirements and the expansion of, and continuous improvement of our product and our service operations in our service laboratories.
●	Product improvement: Approval of our blood donor screening tests, generating further data on our T-SPOT.CMV test and automation of our T-SPOT.TB test.

The precise targets are commercially sensitive and, therefore, not disclosed in further detail.

For 2018, the Remuneration Committee determined that the Company achieved 75% of its revenue goal, exceeded its profitability goal by 115% based upon gross margin improvements, met 80% of its Quality and continuous improvement objectives and achieved its product improvement goal in full. The Remuneration Committee, therefore, assessed corporate performance against goals at 93%.

OXFORD IMMUNOTEC GLOBAL PLC
DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2018

The Committee has established corporate objectives for the 2019 year as well as individual objectives for Dr. Wrighton-Smith for the year. As with the 2018 year, 70% of Dr. Wrighton-Smith’s target annual cash incentive opportunity is to be measured based on attainment of corporate objectives. The corporate objectives include targets for revenues, gross margin, and profitability, together with product development and quality and continuous improvement goals. The individual objectives for the year include defined goals for strengthening our organization, improving our strategic position, completing specific projects and expanding the Group’s profile and shareholder base in the capital markets.

U.K. Defined Contribution Plan

In the U.K., we maintain a defined contribution plan that provides employees with an opportunity to contribute a portion of their monthly salary into the plan. If an employee elects to participate in the plan, there is a minimum employee contribution of 5% of monthly salary; there is no maximum limit to the employee contribution. The employee contribution to this plan is matched by us up to a maximum of 5% of monthly salary. All U.K. employees are eligible to participate in this plan and will be automatically enrolled onto the plan in the first month of employment. An employee automatically enrolled has the right to opt out of the scheme in the month following automatic enrollment; failure to opt out within this time period will result in the employee remaining in the scheme on a contributory basis for the remainder of employment with the Company.

Employees are able to elect to participate in the scheme on a so-called “salary exchange” pursuant to which employees agree to a reduction in monthly salary in an amount equal to the defined contribution plan election. The amount of the reduction, together with the tax and national insurance savings to the employee and us as a result of the salary reduction, are contributed into the plan in addition to the 5% matching contribution described above.

In applicable U.K. law, the maximum tax advantaged contribution available to Dr. Wrighton-Smith as part of the defined contribution plan is £10,000 or $12,736.90 (using the currency conversation rate of 1£/1.27369).

OXFORD IMMUNOTEC GLOBAL PLC
DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2018

Single Total Figure on Remuneration – Non-Executive Directors

All amounts paid and disclosed in USD

Non- Executive Director	Basic Retainer	Retainer for Chairman	Retainer for Committee Service	Retainer for Committee Chairperson	Retainer for Secretary to the Board	Total Cash Remuneration	Equity- Based Awards (1)		Total
Richard A. Sandberg, Chairman
2018	35,000	65,000	—	—	—	100,000	2,013	(2)	102,013
2017	35,000	65,000	—	—	—	100,000	56,971	(2)	156,971
2016	35,000	65,000	—	—	—	100,000	25,159	(2)	125,159
Stephen L. Spotts
2018	16,442	—	5,872	—	—	22,314	2,013	(2)	24,327
2017	35,000	—	12,500	—	—	47,500	56,971	(2)	104,471
2016	35,000	—	12,500	—	—	47,500	9,538	(2)	57,038
Herm Rosenman
2018	35,000	—	6,250	18,000	—	59,250	2,013	(2)	61,263
2017	35,000	—	6,250	17,675	—	58,925	56,971	(2)	115,896
2016	35,000	—	6,250	15,000	—	56,250	—	(4)	56,250
Patricia Randall
2018	35,000	—	3,331	10,000	—	48,331	2,013	(2)	50,344
2017	35,000	—	—	10,000	—	45,000	56,971	(3)	101,971
2016	35,000	—	—	10,000	—	45,000	30,632	(3)	75,632
James R. Tobin
2018	35,000	—	5,000	15,000	—	55,000	2,013	(2)	57,013
2017	35,000	—	5,000	15,000	—	55,000	64,976	(3)	119,976
2016	35,000	—	5,000	15,000	—	55,000	—	(4)	55,000
Ronald A. Andrews Jr.
2018	35,000	—	6,250	—	—	41,250	11,510	(3)	52,760
2017	35,000	—	6,250	—	—	41,250	67,560	(3)	108,810
2016	35,000	—	6,250	—	—	41,250	—	(4)	41,250
A. Scott Walton
2018	35,000	—	12,500	—	—	47,500	11,510	(3)	59,010
2017	35,000	—	12,500	—	—	47,500	67,560	(3)	115,060
2016	35,000	—	12,500	—	—	47,500	—	(4)	47,500
Patrick J. Balthrop, Sr.
2018	35,000	—	11,250	10,000	—	56,250	15,885	(3)	72,135
2017	35,000	—	11,250	8,917	—	55,167	71,934	(3)	127,101
2016	32,308	—	10,865	—	—	43,173	—	(4)	43,173
Mark Klausner
2018	29,264	—	6,271	—	—	35,535	30,968	(3)	66,503

OXFORD IMMUNOTEC GLOBAL PLC
DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2018

(1)

All equity awards made in 2018 were made pursuant to the Directors’ Remuneration Policy approved by the Group’s shareholders at the 2014 annual general meeting of shareholders and amended at the 2017 annual general meeting of shareholders. Under this policy, non-executive directors receive an initial award of 14,914 options which vests in equal parts at the following three annual general meetings of shareholders and an annual award of 7,457 options which vests in full at the following annual general meeting. Equity awards made to non-executive, independent directors during the period of time when the Group was private were made under our 2008 Amended and Restated Share Incentive Plan, with all awards approved by the Remuneration Committee.

(2)

The amount recorded includes the cash equivalent of the equity-based awards that have vested in the reported year. The cash equivalent of option awards is the product of number of shares that vested during the reported year multiplied by the fair market value of the shares as of the date of vesting minus the exercise price of the options, rounded to the nearest dollar. The fair market value of ordinary shares was deemed to be the closing price of our shares as reported by NASDAQ on the vesting date or, if a vesting date occurred on a date when the market was not open, the preceding business day. The annual option award from the preceding year vested during the reported year. Where the exercise price exceeds the fair market value on the date of vesting, the value of the options is recorded as $0. The amount of remuneration reported in this column was not realized by the director in the reported period because these options were not exercised in that period.

(3)

The amount recorded includes the cash equivalent of the equity-based awards that have vested in the reported year. The cash equivalent of option awards is the product of number of shares that vested during the reported year multiplied by the fair market value of the shares as of the date of vesting minus the exercise price of the options, rounded to the nearest dollar. The fair market value of ordinary shares was deemed to be the closing price of our shares as reported by NASDAQ on the vesting date or, if a vesting date occurred on a date when the market was not open, the preceding business day. During the reported year, the director vested to the annual option award from the preceding year and one-third of the initial option award. The amount of remuneration reported in this column was not realized by the director in the reported period because these options were not exercised in that period.

(4)

The amount recorded here reflects the cash equivalent of the equity-based awards that have vested in the reported year. The cash equivalent of option awards is the product of the number of shares subject to option that vested during the reported year multiplied by the fair market value of the shares as of the date of vesting minus the exercise price of the options, rounded to the nearest dollar. During the reported year, the director vested to the annual option award from the preceding year and one-third of the initial option award. Because the exercise price of the options exceeded the fair market value on the date of vesting, the value of the options is recorded as $0.

Statement of Directors’ Shareholdings and Share Interests

The table below shows, for each person who served as a director of the Group during 2018, the total number of shares owned, the total number of share options and the number of share options vested but unexercised, all as of 31 December 2018 (or such earlier date as the director resigned), as well as share options exercised during the year. The table only reflects shares held individually by the director and connected persons, not those held by any investment fund with which the director is affiliated.

Name of Director	Shares Held	Share Options Held	Vested Share Options (1)	Options Exercised
Executive Director
Peter Wrighton-Smith	361,478	578,309 (2)	248,012 (3)	94,273
Non-Executive Directors
Richard A. Sandberg	9,000	38,935	31,478(4)	6,000
Stephen L. Spotts	25,361	—	—	51,930
Herm Rosenman	—	59,656	52,199(5)	—
Ronald A. Andrews, Jr.	—	44,742	37,285 (5)	—
A. Scott Walton	—	44,742	37,285 (5)	—
Patricia Randall	8,650	89,514	82,057(4)	—
James R. Tobin	—	52,199	44,742(5)	—
Patrick Balthrop	—	41,013	33,556(5)	—
Mark Klausner	—	26,099	8,699(5)	—

OXFORD IMMUNOTEC GLOBAL PLC
DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2018

(1)	Vested Share Options are a subset of Share Options Held.
(2)	This amount includes 71,991 restricted share units.
(3)

The option awards reported vest (i) monthly from the vesting date over 48 months for those options awarded before 15 June 2015 and (ii) annually on the vesting start date over 4 years for those options awarded after 15 June 2015.

(4)

The option awards reported vest (i) monthly from the vesting start date for those options awarded during the period when we were a private company and (ii) for those options awarded since we became a public company, on the day of the following annual general meeting of shareholders

(5)	The option awards reported vested at the annual general meetings of shareholders.

We do not currently have, and during 2018 there was not, a policy requiring our Directors to hold a certain number or value of our shares.

Summary of Equity-Based Awards made during the financial year 2018

The table below presents information on share option awards made to non-executive directors during the year.

Director	Date of Award	Number of Shares Covered		Face Value of Award(1)
Mark Klausner	1 March 2018	14,914	(2)	$163,010
Mark Klausner	1 March 2018	3,728	(3)	$40,747
Ronald A. Andrews, Jr.	19 June 2018	7,457	(4)	$108,052
Patrick J. Balthrop, Sr	19 June 2018	7,457	(4)	$108,052
Patricia Randall	19 June 2018	7,457	(4)	$108,052
Herm Rosenman	19 June 2018	7,457	(4)	$108,052
Richard A. Sandberg	19 June 2018	7,457	(4)	$108,052
James R. Tobin	19 June 2018	7,457	(4)	$108,052
A. Scott Walton	19 June 2018	7,457	(4)	$108,052
Mark Klausner	19 June 2018	7,457	(4)	$108,052
(1)

The face value represents the number of shares covered by the award times the exercise price of the award, which was the fair market value of the shares on the date of grant. No value can be realized unless there is an increase in the value of the shares following the date of the award. Further no value can be realized until the options are vested and exercised.

(2)

This award was an initial award made in connection with commencement of service as a director. The awards vests in three equal instalments on the day of the three annual general meetings of shareholders, following date of grant, subject to continued service.

(3)	This award was the first annual award made in connection with commencement of service as a director. The award vested at the 2018 annual general meeting of shareholders.
(4)	This award was the annual award made to directors and will vest at the 2019 annual general meeting of Shareholders, subject to continued service.

OXFORD IMMUNOTEC GLOBAL PLC
DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2018

Payments made to past directors

In 2018, we made no payments to former directors of the Group.

Payments for loss of office

In 2018, we made no payments with respect to a director’s loss of office.

Performance Graph

Set forth below is a graph that compares the cumulative total shareholder return on our ordinary shares with that of the Nasdaq Composite Index and the S & P SmallCap 600® Healthcare Index. The comparison assumes that $100.00 was invested at the close of the market on 22 November 2013 in our ordinary shares or on 31 October 2013 in the Nasdaq Composite Index and the S & P SmallCap 600® Healthcare Index, and assumes reinvestment of dividends, if any. The performance graph is based on historical results and is not intended to suggest future performance.

OXFORD IMMUNOTEC GLOBAL PLC
DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2018

	2018	2017	2016	2015	2014
Total CEO remuneration £’000	£1,270	£1,174	£1,293	£1,092	£913
Annual Bonus outcome (% of target)	95%	73%	114%	88%	77%

OXFORD IMMUNOTEC GLOBAL PLC
DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2018

Percentage Change in Remuneration of Director Undertaking the Role of CEO

Set forth below is a table showing the percentage change in the remuneration of Peter Wrighton-Smith between 2017 and 2018 in comparison to the percentage change in remuneration of the comparator group.

	% Change of CEO Remuneration Against 2017(1)	% Change of Employee Remuneration Against 2017(2)
Salary(3)	0.0%	6.6%
Taxable Benefits	-27.8%	51.3%
Annual Bonus(4)	40.6%	58.5%
(1)	CEO remuneration percent change calculations were performed using Pounds Sterling remuneration values.
(2)

The employee group used as a comparator comprises all U.S. and U.K. employees who were employed for the full 24 month period ended December 31, 2018. Using this comparator group allows us to (a) account for the change in headcount as a result of the Quest Transaction and (b) account for fluctuations in headcount due to temporary and fixed term workers. Using employees continuously employed for a full 24 month period also eliminates unequal comparisons due to partial years of employment. The percent change calculations were performed in local currency, then combined using a weighted average based on number of employees.

(3)	Salary includes base salary, back pay, holiday pay, overtime, commissions, and other forms of remuneration exclusive of taxable benefits and annual incentive compensation.
(4)

For purposes of this table, annual bonus payments for 2017 included amounts paid in 2018 based upon performance in 2017; likewise, annual bonus payments for 2018 included amounts paid in 2019 based upon performance in 2018.

Relative Importance of Spend on Pay

The Company sets forth below the relative importance of spend on pay. Given that the Company remains in the early phases of its business life cycle, the comparator chosen to reflect the relative importance of the Company’s spend on pay is the operating expense of the Company as determined by combining the distribution costs and administrative expenses shown in the Company’s consolidated income statement in its annual statutory report for 2018.

	2018	(1)	2017	(2)	% change
Remuneration Paid to All Employees	46,303,000		$51,506,000		-10.1
Operating Expense	80,582,000		$110,549,000		-27.1
(1)	2018 reflects remuneration and operating expenses without adjustment for discontinued operations accounting.

(2)	2017 is as reported last year by the Company.

In the current financial year and the immediately preceding one, there have been no distributions to shareholders by way of dividend or share buyback. Additionally, there have been no other significant distributions, payments or other uses of profit or cash-flow that the directors deem may assist in understanding the relative importance of spend on pay.

Statement of Implementation of Remuneration Policy in the Current Financial Year

The Directors’ Remuneration Policy as adopted at the 2014 annual general meeting of shareholders and amended at the 2017 annual general meeting of shareholders was followed for the compensation paid to directors in 2018.

OXFORD IMMUNOTEC GLOBAL PLC
DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2018

Consideration by the Directors of Matters in relation to Directors’ Remuneration

During 2018, the Remuneration Committee was comprised of James R. Tobin, Herm Rosenman, Patrick J. Balthrop, Sr., Patricia Randall and Ronald A. Andrews, Jr. Mr. Tobin serves as chair of the committee. Each director will continue to serve until the date of this Annual Report on Remuneration. The charter of the Remuneration Committee is set forth in the Investors - Corporate Governance section on our website at http://investor.oxfordimmunotec.com.

During 2018, the Remuneration Committee did not receive material assistance from any person or entity in its consideration of matters relating to directors' remuneration.

Statement of Voting at General Meeting

At the 2018 annual general meeting of shareholders, voting results in relation to the director remuneration report was as follows:

Resolution	Votes For	% of Total	Votes Against	% of Total	Votes Abstain	% of Total
Approve Directors’ Remuneration Report	22,275,224	99.39	37,136	0.16	100,353	0.45

At the 2017 annual general meeting of shareholders, voting results in relation to the director remuneration report was as follows:

Resolution	Votes For	% of Total	Votes Against	% of Total	Votes Abstain	% of Total
Approve Directors’ Remuneration Policy	17,341,451	99.53	81,396	0.47	9,437	0

PART II – (DIRECTORS’ REMUNERATION POLICY) has been excluded from this Directors’ Remuneration Report, as the last approved policy will continue to apply. This remuneration policy was approved at the Annual General Meeting held on 19 June 2018 and can be found in Annex A to our 2018 Proxy Statement in the Investors – Corporate Governance section on our website at http://investor.oxfordimmunotec.com.

OXFORD IMMUNOTEC GLOBAL PLC
DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2018

Approval

This report was approved by the Board of Directors as of April 30, 2019 and signed on its behalf by:

/s/ Richard A. Sandberg

Richard A. Sandberg

Chairman

April 30, 2019

ANNEX B TO PROXY STATEMENT

Form of Share Repurchase Agreement

Share Repurchase Agreement

This Share Repurchase Agreement ("Agreement") is made this ____ day of ___________, 20__ ("Effective Date"), by an between Oxford Immunotec Global PLC, 94C Innovation Drive, Milton Park, Abingdon, Oxfordshire, U.K. (Company No. 08654254) (the "Company") and _____________________

(the "Counterparty").

WHEREAS, at the Company's 2019 annual general meeting of shareholders, the shareholders authorized the repurchase of up to $100 million of the Company's ordinary shares in the aggregate (the "Repurchase Program") and the form of this Agreement to be used in connection with the Repurchase Program; and,

WHEREAS, the Counterparty now wishes to assist the Company in the execution of the Repurchase Program on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the Counterparty will purchase on a principal basis interests in the Company's ordinary shares of £0.006705 each (the "Ordinary Shares"), for subsequent sale and delivery to the Company under the terms of this Agreement as follows.

1.        Ordinary Shares will be purchased up to the quantity and purchase price level as set forth in a share repurchase plan ("Plan") delivered to Counterparty on or after the Effective Date, as such Plan may be amended from time to time in writing by a duly authorized representative of the Company. The Plan shall set forth the maximum value of Ordinary Shares, at acquisition cost, to be purchased.

2.        Unless otherwise instructed, Ordinary Shares will be purchased in accordance with the Plan and all applicable laws and regulations, including (without limitation) in accordance with:

a.     The volume limitations of Rule 10b-18 of the Securities Exchange Act of 1934, as may be amended or superseded from time to time (the "Exchange Act").

b.     The timing conditions of Rules 10b-18(b)(2) and 10b-18(c)(1) of the Exchange Act; and

c.     The price conditions of Rule 10b-18(b)(3) of the Exchange Act.

3.       All purchases will be effected pursuant to Rule 10b-18 of the Exchange Act from or thorough only one broker or dealer on any single day or as otherwise allowed by Rule 10b-18(b)(1) of the Exchange Act.

4.       Purchases may be made on any national securities exchange, electronic communication network (ECN), alternative trading system (ATS) or in over-the-counter (OTC) transactions.

5.       Before purchases commence under this Agreement, the Company will have officially disclosed the Repurchase Program to the public.

6.       The Company represents that the purchases of Ordinary Shares by the Counterparty pursuant to the terms of this Agreement will not violate or contravene any legal, regulatory or contractual restriction applicable to the Company or the Ordinary Shares, including Section 10(b) and Rule 10b-5 of the Exchange Act.

7.       Daily purchase information will be provided to the Company by phone or e-mail, and trade confirmations will be sent by email or fax the following day.

8.       Purchases of Ordinary Shares in accordance with the Plan will commence on the date set forth in the Plan.

9.       Notice for the attention of the Company shall be sent to:

Oxford Immunotec Global PLC

Attn: Company Secretary

94C Innovation Drive

Milton Park, Abingdon

Oxfordshire U.K.

Notices for the attention of the Counterparty shall be sent to:

_______________________

_______________________

_______________________

_______________________

10.     The Counterparty shall (including, without limitation, by liaising with Computershare Trust Company, N.A. (or its successor or assign) as transfer agent and registrar of the Company (the "Transfer Agent")), procure that any Ordinary Share to be sold by the Counterparty to the Company is transmitted or delivered by DWAC or similar means of transmission so that such Ordinary Share is withdrawn from the facilities of the Depositary Trust Company (the "DTC System") (in particular by removing any Ordinary Share deposited with the nominee of the DTC System, Cede & Co.) and the Company receives the Ordinary Share in record form (a "Record Share".

11.     In accordance with paragraph 10, The Counterparty shall sell, and the Company shall purchase, such Record Shares, and following such purchase and delivery, the Company shall cancel such Record Shares. The Company shall be responsible for any stamp duty that is due in respect of the purchase of Record Shares from the Counterparty.

12.     The Counterparty shall deliver to the Transfer Agent any documents as may be necessary or as may be reasonably requested by the Transfer Agent to give effect to the purchase, delivery, registration or cancellation of any Record Shares to the Company in accordance with the terms of this Agreement.

13.     The Company will pay for any and all Record Shares purchased by it in accordance with Paragraph 11 above by wiring funds to the bank account of the Counterparty or other designee by no later than the date of delivery of Record Shares. Any commission payable by the Company in respect of the delivery of Record Shares shall be agreed in writing from time to time between the Company and the Counterparty, and shall be paid to the Counterparty by the Company on delivery of Record Shares. The relevant bank account details of the Counterparty shall be notified to the Company by the Counterparty from time to time.

14.     (a) This Agreement shall commence on the Effective Date and shall terminate upon the first to occur of the following:

i.     the purchase of the number of Ordinary Shares as set forth in the Plan;

ii.     the end of the second business day following the date of receipt by Counterparty of notice of early termination delivered in accordance with the terms of the notice provisions of this Agreement;

iii.     the commencement of any voluntary or involuntary case or other proceeding against the Company seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, or the taking of any corporate action by the Company to authorize or commence any of the foregoing; or

iv.     the public announcement of a tender or exchange offer for the Ordinary Shares or of a merger, acquisition, recapitalization or other similar business combination or transaction as a result of which the Ordinary Shares would be exchanged for or converted into cash, securities or other property.

(b)      Sections 13 and 16 of this Agreement shall survive any termination hereof. In addition, the Company's obligation under Section 13 hereof in respect of any Ordinary Shares purchased prior to any termination hereof shall survive any termination hereof.

15.     The Counterparty and the Company each acknowledge and agree that:

a.      Prior to an acquisition by the Company under Paragraph 11 hereof, the Company shall not acquire, nor have any legal or beneficial interests in, any Ordinary Shares purchased by the Counterparty pursuant to this Agreement.

b.      Nothing in this Agreement is or shall constitute a party acting as the agent of the other for any purpose. Neither party shall describe itself as an agent or in any way hold itself out as being an agent of the other; and

c.      The Counterparty shall act as principal in respect of its acquisition of the Ordinary Shares and shall effect purchases of shares hereunder in "riskless principal transaction" as defined in Rule 10b-18(a)(12) of the Exchange Act.

16.     This Agreement will be governed by and construed in accordance with the internal laws of the State of New York.

Oxford Immunotec Global PLC By: __________________________ Name: ________________________ Title: _________________________	[Name of Counterparty] By: __________________________ Name: ________________________ Title: _________________________

Oxford Immunotec

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Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends you vote FOR the resolutions in proposals 1 through 13, including the non-binding advisory votes in proposals 9 and 10:

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Admission Ticket

Oxford Immunotec Global PLC
Annual General Meeting of Shareholders
Tuesday, June 18, 2019
11:00 a.m. London time / 6:00 a.m. New York time
Milton Park Innovation Centre
Thames Room
99 Park Drive, Milton Park
Abingdon OX14 4RY

If you wish to attend the annual meeting in person, you will need to bring this Admission Ticket with you.

Please present this Admission Ticket and a valid government-issued photo identification such as a driver's license or a passport) for admission to the meeting.

This Admission Ticket is not transferable.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Oxford Immunotec Global PLC

Proxy Solicited on Behalf of Board of Directors of Oxford Immunotec Global PLC for Annual General Meeting of Shareholders, June 18, 2019

The undersigned hereby constitutes and appoints Peter Wrighton-Smith, Richard A. Sandberg, and Stefan Linn and each of them, his or her true and lawful agents and proxies, each with full power of substitution, to represent the undersigned and to vote all of the ordinary shares of Oxford Immunotec Global PLC of the undersigned at the Annual General Meeting of Shareholders of Oxford Immunotec Global PLC to be held at Milton Park Innovation Centre, Thames Room, 99 Park Drive, Milton Park, Abingdon, OX14 4RY on Tuesday, June 18, 2019 at 11:00 a.m. London time/6:00 a.m. New York time, and at any postponements and adjournments thereof, on Proposals 1 - 13 as specified on the reverse side hereof and on such other matters as may properly come before said meeting.

This proxy, when properly signed, dated and returned, will be voted as specified by you. If no direction is made, this proxy will be voted (and voting instructions given) FOR each of the proposals specified on the reverse side hereof. The Board of Directors recommends that you vote FOR each of the proposals. In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the meeting or any postponements or adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the recommendations of the Board of Directors. Dr. Wrighton-Smith, Mr. Sandberg, and Mr. Linn cannot vote your shares unless you sign, date and return this card.

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Proxy Services, C/O Computershare, P.O. Box 505008, Louisville, KY 40233-9814 on or before June 12, 2019.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting. ☐